                            ASSET PURCHASE AGREEMENT


                                       BY
                                      AND
                                    BETWEEN



                      COLUMBIA/HCA HEALTHCARE CORPORATION


                                      AND


                                 AMEDISYS, INC.



                          DATED AS OF NOVEMBER 2, 1998

                               TABLE OF CONTENTS

1.   SALE OF ASSETS AND CERTAIN RELATED MATTERS.........................   1
     1.1   SALE OF THE ASSETS...........................................   1
     1.2   EXCLUDED ASSETS..............................................   2
     1.3   DISCLAIMER OF WARRANTIES.....................................   3
     1.4   INTERPRETATION...............................................   3

2.   FINANCIAL ARRANGEMENTS.............................................   4
     2.1    PURCHASE PRICE..............................................   4
     2.2    ALLOCATION OF PURCHASE PRICE................................   5
     2.3    ASSUMED LIABILITIES.........................................   5
     2.4    EXCLUDED LIABILITIES........................................   5
     2.5    PURCHASE PRICE ADJUSTMENTS..................................   6
     2.6    INITIAL PURCHASE PRICE ADJUSTMENT...........................   6
     2.7    FINAL PURCHASE PRICE ADJUSTMENT.............................   7
     2.8    PAYMENT OF FINAL PURCHASE PRICE ADJUSTMENT..................   7
     2.9    COLLECTIONS.................................................   7
     2.10   MISDIRECTED PAYMENTS........................................   7
     2.11   ESCROW......................................................   8

3.   CLOSING............................................................   8
     3.1   CLOSING......................................................   8
     3.2   ACTION OF COLUMBIA AT CLOSING................................   8
     3.3   ACTION OF BUYER AT CLOSING...................................   9
     3.4   ADDITIONAL ACTS..............................................  10

4.   REPRESENTATIONS AND WARRANTIES OF COLUMBIA.........................  10
     4.1    CORPORATE CAPACITY..........................................  10
     4.2    CORPORATE POWERS; CONSENTS; ABSENCE OF CONFLICTS WITH OTHER
              AGREEMENTS, ETC. .........................................  10
     4.3    BINDING AGREEMENT...........................................  11
     4.4    FINANCIAL STATEMENTS........................................  11
     4.5    LICENSURE...................................................  11
     4.6    MEDICARE PARTICIPATION/ACCREDITATION........................  12
     4.7    SCHEDULED CONTRACTS.........................................  12
     4.8    LEASEHOLD PROPERTY..........................................  12
     4.9    TITLE.......................................................  12
     4.10   QUALITY AND CONDITION OF THE ASSETS.........................  12
     4.11   INSURANCE...................................................  13
     4.12   LITIGATION OR PROCEEDINGS...................................  13
     4.13   TAX LIABILITIES.............................................  13
     4.14   POST BALANCE SHEET DATE MATTERS.............................  13
     4.15   EMPLOYEE BENEFIT PLANS......................................  13

5.   REPRESENTATIONS AND WARRANTIES OF BUYER............................  14
     5.1   CORPORATE CAPACITY...........................................  14
     5.2   CORPORATE POWERS; CONSENTS; ABSENCE OF CONFLICTS WITH OTHER
             AGREEMENTS, ETC. ..........................................  14
     5.3   BINDING AGREEMENT............................................  15
     5.4   FINDERS......................................................  15
     5.5   ADVERSE FACTS AND CIRCUMSTANCES..............................  15
     5.6   ACKNOWLEDGMENT REGARDING YEAR 2000 COMPLIANCE................  15

6.   COVENANTS OF COLUMBIA..............................................  16
     6.1   INFORMATION..................................................  16
     6.2   OPERATIONS...................................................  16
     6.3   NEGATIVE COVENANTS...........................................  16
     6.4   GOVERNMENTAL APPROVALS.......................................  17

7.   COVENANTS OF BUYER.................................................  17
     7.1   GOVERNMENTAL APPROVALS.......................................  17

8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.......................  17
     8.1   REPRESENTATIONS/WARRANTIES...................................  17
     8.2   AGENCIES LICENSE.............................................  17
     8.3   HSR ACT......................................................  17
     8.4   ACTION/PROCEEDING............................................  18
     8.5   RECENT AGREEMENTS AND COMMITMENTS............................  18

9.   CONDITIONS PRECEDENT TO OBLIGATIONS OF COLUMBIA....................  18
     9.1   REPRESENTATIONS/WARRANTIES...................................  18
     9.2   HSR ACT......................................................  18
     9.3   ACTION/PROCEEDING............................................  18

10.  NONCOMPETITION.....................................................  18

11.  ADDITIONAL AGREEMENTS..............................................  19
     11.1   EMPLOYEES...................................................  19
     11.2   OWNER'S COST REPORTS........................................  20
     11.3   TRANSITION SERVICES.........................................  20
     11.4   TERMINATION PRIOR TO CLOSING................................  20
     11.5   PRESERVATION AND ACCESS TO RECORDS AFTER THE CLOSING........  21
     11.6   COMPLIANCE PROGRAM..........................................  22
     11.7   REMOVAL OF TRADENAMES.......................................  22
     11.8   ACCESS TO AGENCIES..........................................  23

12.  INDEMNIFICATION....................................................  23

     12.1   INDEMNIFICATION BY COLUMBIA.................................  23
     12.2   LIMITATIONS/COLUMBIA........................................  23
     12.3   RECOVERY FROM THIRD PARTIES/COLUMBIA........................  24
     12.4   INDEMNIFICATION BY BUYER....................................  24
     12.5   LIMITATIONS/BUYER...........................................  25
     12.6   RECOVERY FROM THIRD PARTIES/BUYER...........................  25
     12.7   NOTICE AND PROCEDURE........................................  26
     12.8   LIMITATION ON LIABILITIES...................................  27
     12.9   LIMITATION ON CLAIMS........................................  27
     12.10  SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNITY
              PERIOD....................................................  27

13.  GENERAL............................................................  28
     13.1   CONSENTED ASSIGNMENT........................................  28
     13.2   CONSENTS, APPROVALS AND DISCRETION..........................  28
     13.3   CHOICE OF LAW; CONSENT TO JURISDICTION......................  28
     13.4   BENEFIT/ASSIGNMENT..........................................  28
     13.5   NO BROKERAGE................................................  28
     13.6   COST OF TRANSACTION.........................................  28
     13.7   CONFIDENTIALITY.............................................  29
     13.8   WAIVER OF BREACH............................................  29
     13.9   NOTICE......................................................  29
     13.10  SEVERABILITY................................................  30
     13.11  GENDER AND NUMBER...........................................  30
     13.12  DIVISIONS AND HEADINGS......................................  31
     13.13  NO THIRD PARTY BENEFICIARIES................................  31
     13.14  ENTIRE AGREEMENT/AMENDMENT..................................  31

                               LIST OF SCHEDULES

Schedule 1.2     Excluded Assets
Schedule 2.2     Allocation of Purchase Price
Schedule 2.6     Pro Forma Working Capital Statement - Petty Cash
Schedule 4.4     Financial Statements
Schedule 4.4(c)  Visits
Schedule 4.6     Medicare Matters
Schedule 4.7     Scheduled Contracts
Schedule 4.8     Leasehold Property
Schedule 4.12    Litigation or Proceedings
Schedule 8.5     Recent Agreements and Commitments
Schedule 11.1    Employees
Schedule 11.1(a) Severance Benefits


                               LIST OF EXHIBITS

Exhibit A        Owners, Agencies and Provider Numbers
Exhibit B        Loan Documents

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of November 2, 1998, by and between COLUMBIA/HCA HEALTHCARE CORPORATION, a Delaware corporation ("Columbia"), and AMEDISYS, INC., a Delaware corporation ("Buyer").

                              W I T N E S S E T H:

     WHEREAS, the subsidiaries of Columbia listed on Exhibit A (the "Subsidiaries") and the joint venture entities listed on Exhibit A, of which a subsidiary of Columbia is a joint venturer (the "Joint Ventures") (the Subsidiaries and the Joint Ventures are collectively referred to herein as the "Owners") own and operate the home health agencies identified on Exhibit A (the "Agencies");

     WHEREAS, except as indicated on Exhibit A, the Agencies are provider-based home health agencies based out of acute-care hospitals owned and operated by the Owners;

     WHEREAS, the Medicare and Medicaid, as applicable, provider numbers of the Agencies are listed on Exhibit A;

     WHEREAS, Buyer desires to acquire substantially all of the assets used exclusively in the operation of the Agencies from the Owners; and

     WHEREAS, pursuant to the terms set forth herein, Columbia shall cause the Subsidiaries to sell the Assets (as hereinafter defined) owned by the Subsidiaries and shall use its reasonable best efforts to have the Joint Ventures sell the Assets owned by the Joint Ventures to Buyer.

     NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy all of which are forever acknowledged and confessed, the parties hereto hereby agree as follows:

     1.  SALE OF ASSETS AND CERTAIN RELATED MATTERS

     1.1 SALE OF THE ASSETS. Subject to the terms and conditions of this Agreement, Columbia shall cause the Subsidiaries to and shall use its reasonable best efforts to cause the Joint Ventures to sell, convey, transfer, assign and deliver to Buyer or its affiliates and Buyer agrees to purchase at Closing all assets, real, personal and mixed, tangible and intangible, other than the Excluded Assets (as hereinafter defined), owned by the Owners and employed exclusively in the operation of the Agencies including, without limitation, the following items (collectively, the "Assets"): (i) leasehold title to the real property described in SCHEDULE 4.8 hereto, together with all improvements, buildings and fixtures located thereon or therein (collectively, the "Leasehold Property"); (ii) all major, minor or other equipment, whether movable or attached to the Leasehold Property, vehicles, furniture and furnishings; (iii) all supplies and inventory; (iv) prepaid expenses which are included in the determination of the Value of Prepaid Expenses;

(v) all current financial, patient and personnel records; (vi) all commitments, contracts, leases, and agreements which are required by Section 4.7 to be described in SCHEDULE 4.7 and are described herein, and those that according to
Section 4.7 are not required to be described in SCHEDULE 4.7 hereto (collectively, the "Contracts"); (vii) all licenses and permits, to the extent assignable, held by the Owners relating to the ownership, development and operations of the Agencies; (viii) all computers, other data processing equipment and related software, to the extent assignable; and (ix) the goodwill in the Agencies.

     1.2 EXCLUDED ASSETS. Except as indicated on Exhibit A, the Agencies are provider-based agencies. No asset used in the operation of any hospital or other healthcare facility, owned or operated by any Owner shall be included in the Assets. Notwithstanding anything herein to the contrary, the following assets which are associated with the Owners' operation of the Agencies are not intended by the parties to be a part of the Assets that are being transferred to Buyer hereunder and shall be excluded from the definition of Assets (collectively, the "Excluded Assets"): (i) any asset used in the operation of a hospital or other healthcare facility, owned or operated by any Owner or its affiliates; (ii) restricted and unrestricted cash and cash equivalents, including, without limitation, investments in marketable securities, certificates of deposit, bank accounts, and promissory notes; (iii) temporary investments; (iv) all accounts receivable from governmental and non-governmental third-party payors arising from the rendering of services to patients of the Agencies prior to the Closing Date ("Receivables"); (v) rights to settlements and retroactive adjustments, if any, whether arising under a cost report of any Owner or otherwise, for cost reporting periods ending on or prior to the Closing Date, whether open or closed, arising from or against the United States government under the terms of the Medicare program or the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") and against any state under the Medicaid program and against Blue Cross and Blue Shield and other third party payor programs which settle upon a basis other than an individual claims basis ("Agency Settlements"); (vi) all intercompany accounts of the Owners and their affiliates; (vii) all real property owned in fee; (viii) all inventory and prepaid expenses disposed of or exhausted prior to Closing in the ordinary course of business and items of equipment transferred or disposed of in the ordinary course of business; (ix) any records which by law any Owner is required to retain in its possession, which shall include all information that does not pertain to the continuing operation of the Agencies by Buyer and any records which may be subject to an attorney-client privilege; (x) any proprietary information contained in any Owner's employee or operation manuals, including, without limitation, third party reimbursement systems and manuals;
(xi) prepaid expenses not included in the Value of Prepaid Expenses; (xii) all commitments, contracts, leases, capital leases and agreements between any Owner and its affiliates; (xiii) all commitments, contracts, leases, capital leases and agreements which are available only to Columbia and its affiliates; (xiv) rights to tax refunds or benefits under insurance policies; (xv) all claims, rights and causes of action of or related to the Assets or the Contracts arising prior to the Closing Date, and (xvi) the trade name "Columbia" and any trade name of any one of the Subsidiaries and any Joint Venture and any variations or derivatives thereof; and (xvii) such other assets as are set forth on SCHEDULE
1.2 hereto.

     1.3  DISCLAIMER OF WARRANTIES.   Except as expressly set forth in Article
4 hereof, the tangible Assets will be transferred to Buyer in their condition on the Closing Date, "AS IS," "WHERE IS" AND "WITH ALL FAULTS," WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, WITH RESPECT TO LAND, BUILDINGS AND IMPROVEMENTS, AND WITH NO WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE EQUIPMENT, INVENTORY, AND SUPPLIES, ANY AND ALL OF WHICH WARRANTIES (BOTH EXPRESS AND IMPLIED) COLUMBIA HEREBY DISCLAIMS. The current financial, patient and personnel records constituting part of the Assets shall be located at, or delivered to, the locations of the Agencies. All of the Assets shall be further subject to normal wear and tear on the buildings, improvements and equipment and normal and customary use of the inventory and supplies up to the Closing.

     1.4 INTERPRETATION. In this Agreement, unless the context otherwise requires:

          (A) References to this Agreement are references to this Agreement and to the Schedules and Exhibits hereto;

          (B) References to Articles and Sections are references to articles and sections of this Agreement;

          (C) References to any party to this Agreement shall include references to its respective successors and permitted assigns;

          (D) References to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal;

          (E) References to a "Person" shall mean to any individual, company, body corporate, association, partnership, limited liability company, firm, joint venture, trust and governmental agency;

          (F) The terms "hereof," "herein," "hereby," and derivative or similar words will refer to this entire Agreement;

          (G) References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time;

          (H) References to any law are references to that law as of the Closing Date, unless clearly indicated otherwise, and shall also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise;

          (I) The word "including" shall mean including without limitation;

          (J) References to time are references to Central Standard or Daylight time (as in effect on the applicable day) unless otherwise specified herein;

          (K) The word "affiliate" shall mean, as to the entity in question, any person or entity that directly or indirectly controls, is controlled by, or is under common control with, the entity in question and any successors or assigns of such entities; and the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise; and

          (L) References to "Joint Ventures" shall not include any joint venture listed on Exhibit A that does not consent to the sale of the home health agency assets owned by such joint venture to Buyer.

          (M) The term "Closing Date" shall refer to the date upon which the Assets associated with any particular Agency are conveyed to Buyer;

          (N) The term "Closing" shall refer to the consummation of the sale to Buyer of the Assets associated with any particular Agency;

          (O) References to "the knowledge of Columbia/and/or the Owners" shall mean the actual knowledge of the Division Vice Presidents, or other senior executives of Columbia Homecare; and

          (P) In the event there are multiple Closings, all amounts to be delivered at a Closing pursuant to Section 2.1 shall be prorated in accordance with SCHEDULE 2.2 based upon the Assets delivered and the liabilities assumed at such Closing.

     2.  FINANCIAL ARRANGEMENTS

     2.1 PURCHASE PRICE. Subject to the terms and conditions hereof, in reliance upon the representations and warranties of Columbia herein set forth and as consideration for the sale and purchase of the Assets as herein contemplated, Buyer agrees to tender to Columbia or its designee at Closing as the purchase price hereunder and in the manner hereinafter provided the amount of TWENTY-FOUR MILLION AND No/100 Dollars ($24,000,000) (the "Purchase Price"), which amount shall be decreased by the amount of the Purchase Price allocated (pursuant to SCHEDULE 2.2) to any Joint Venture Agency whose Assets are not conveyed to Buyer at Closing and shall be adjusted in the manner provided in
Section 2.5 below and shall be payable as follows:

          (A) PROMISSORY NOTE. At Closing, Buyer shall deliver to Columbia a short-term promissory note and loan agreement in favor of Columbia, on behalf of the Owners, in the original principal amount of FOURTEEN MILLION AND No/100 Dollars ($14,000,000) (the promissory note and loan agreement are collectively referred to herein as the "Loan Documents"). The Loan Documents shall be substantially in the form attached hereto as Exhibit B.

          (B) CASH CONSIDERATION. At Closing, Buyer shall deliver the remainder of the Purchase Price to Columbia in immediately available funds.

          (C) TWO CLOSINGS. The parties hereto hereby agree that the consummation of the sale and purchase of the Assets contemplated herein may occur on two Closing Dates. The sale and purchase of the Assets shall only occur on a state-by-state basis based upon Agency location. The Purchase Price, including the principal amount of the promissory note, shall be allocated to the Closing Dates based on SCHEDULE 2.2 adjustments to the Purchase Price as provided in Sections 2.5 through 2.8 shall be made on each Closing Date only with respect to the Assets sold and purchased on such date.

     2.2 ALLOCATION OF PURCHASE PRICE. The Purchase Price and the Assumed Liabilities (as defined in Section 2.3) shall be allocated among the Owners and to the Assets in a manner consistent with the fair market values set forth in
SCHEDULE 2.2 attached hereto. The parties agree that any tax returns or other tax information they may file or cause to be filed with any governmental agency shall be prepared and filed consistently with such agreed upon allocation. In this regard, the parties agree that, to the extent required, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code.

     2.3 ASSUMED LIABILITIES. As of the Closing Date, Buyer shall agree to pay, perform and discharge the Assumed Liabilities. As used in this Agreement, the term "Assumed Liabilities" shall mean the following liability of the Owners:
(i) the obligations of the Owners arising on or subsequent to the Closing Date under the Contracts; and (ii) obligations of the Owners as of the Closing Date in respect of the sick leave, accrued vacation and other paid time off (collectively, "PTO") of the Owners' or their affiliates' employees who are employed by Buyer or its affiliates as of the Closing Date, but only to the extent such accrued vacation and such paid time off is included in the determination of the Value of Accrued PTO (as defined in Section 2.7.1).

     2.4 EXCLUDED LIABILITIES. Except as expressly provided to the contrary in Section 2.3 above, under no circumstance shall Buyer be obligated to pay or assume any liability of the Owners or their affiliates (collectively, the "Excluded Liabilities"). Columbia and/or the Owners shall dispose of all Excluded Liabilities when same become due and payable in their ordinary course of business.

     2.5  PURCHASE PRICE ADJUSTMENTS.  In accordance with the provisions of
Section 2.6, the Purchase Price shall be adjusted on the Closing Date, and in accordance with the provisions of Section 2.7, the Purchase Price shall be adjusted on a date within ninety (90) days after the Closing Date.

     2.6  INITIAL PURCHASE PRICE ADJUSTMENT.  The Purchase Price on the
Closing Date shall be increased or decreased by an amount equal to the "Initial Purchase Price Adjustment". The Initial Purchase Price Adjustment shall be an amount equal to the Value of Supplies (as defined in Section 2.6.1) plus the Value of Prepaid Expenses (as defined in Section 2.6.2) minus the Estimated Value of Accrued PTO (as defined in Section 2.6.3), and increased or decreased, as applicable, by the Prorations (as defined in Section 2.6.4).

          2.6.1 SUPPLIES. The amount equal to the value of supplies on the August 31, 1998 unaudited, combined balance sheet of the Agencies.

          2.6.2 PREPAID EXPENSES. Prior to the Closing Date, Columbia shall deliver to Buyer a schedule listing as of the Closing Date all of the prepaid expenses or deposits, including the amount of each such expense or deposit. Based on such schedule, Columbia and Buyer shall agree on (i) the prepaid expenses or deposits in respect of which Buyer shall receive an economic benefit and which shall be conveyed to Buyer, (the "Value of Prepaid Expenses"), and
(ii) the prepaid expenses or deposits which will be among the Excluded Assets.

          2.6.3 ESTIMATED ACCRUED PTO. Prior to the Closing Date, Columbia shall deliver to Buyer for Buyer's review and approval a schedule of the PTO under Columbia's existing personnel policies and all other liability related thereto in respect of the employees of the Owners and their affiliates that are employed in the operation or the management of the Agencies and to whom offers of employment will be made by Buyer, as provided herein (the "Estimated Value of Accrued PTO"). Such schedule will list such amounts with respect to each of such employees as of the Closing Date.

          2.6.4 PRORATION. As of the Closing Date, Columbia and Buyer shall prorate any amounts which will become due and payable after the Closing Date with respect to: (i) the Contracts; (ii) property taxes on the Assets; (iii) ad valorem taxes, if any, on the Assets; (iv) all utilities servicing any of the Assets, including, without limitation, water, sewer, telephone, electricity, and gas services; and (v) to the extent not included in the Value of Supplies or Prepaid Expenses, all other charges and fees customarily prorated and adjusted in similar transactions (collectively, the "Prorations").

     2.7 FINAL PURCHASE PRICE ADJUSTMENT. Within sixty (60) days after the Closing Date, Seller and Buyer shall determine the "Final Purchase Price Adjustment." The Final Purchase Price Adjustment shall be an amount equal to the Value of Supplies plus the Value of Prepaid Expenses minus the Value of Accrued PTO (as defined in Section 2.7.1) plus or minus the Prorations.

          2.7.1  ACCRUED PTO.    Promptly following the Closing, Columbia will
provide Buyer with an updated schedule of the Estimated Value of Accrued PTO, which shall reflect any changes between the date the Estimated Value of Accrued PTO schedule was prepared and the Closing Date. For purposes of the Final Purchase Price Adjustment, the amounts reflected in such updated schedule will be adjusted to eliminate the obligations to any employee of the Owners or their affiliates that does not accept Buyer's offer of employment. The sum of obligations set forth in such updated schedule is the "Value of Accrued PTO."

     2.8  PAYMENT OF FINAL PURCHASE PRICE ADJUSTMENT.  On or before ninety
(90) days after the Closing Date either (i) Columbia shall pay Buyer in immediately available funds the amount by which the Initial Purchase Price Adjustment exceeds the Final Purchase Price Adjustment or

(ii) Buyer shall pay Columbia in immediately available funds the amount by which the Initial Purchase Price Adjustment is less than the Final Purchase Price Adjustment.

     2.9 COLLECTIONS. On behalf of the Owners, Buyer agrees for a period commencing on the Closing Date and ending on March 31, 1999 to collect all Receivables relating to services rendered by any one of the Owners and to maintain patient account records of such collected Receivables. Columbia shall pay Buyer a collection fee (the "Collection Fee") equal to six percent (6%) of the amount of Receivables collected by Buyer on behalf of the Owners (collections shall include the net value of the claims processed and reflected on the remittance advice with respect to the Receivables which are subject to PIP (as defined in Section 3.10) payments). Buyer shall provide to Columbia, on a monthly basis, an invoice of the Collection Fee owing to Buyer. Columbia agrees to submit payment to Buyer of the invoice amount within thirty (30) days of Columbia's receipt of an invoice. All cash receipts from the Receivables which are collected during such period shall be directed via a lock-box mechanism to an account in the custody of Columbia. Buyer shall collect the Receivables and maintain patient account records in substantially the same manner in which Buyer collects its own patient account receivable and maintains it own record accounts, provided, however, that Buyer shall not be required to engage a collection agency or engage in similar efforts to collect delinquent accounts receivable. Within thirty (30) days after the end of such collection period, Buyer shall forward to Columbia copies of the records pertaining to the Receivables of the Owners that remain uncollected at such time together with the patient account records maintained by Buyer on behalf of the Owners.

     2.10 MISDIRECTED PAYMENTS. Except as provided herein, if either party receives any amount from patients or third-party payors which relate to services rendered by the other party, the party receiving such amount shall promptly remit such full amount to the other party, and if Buyer receives any amounts from the Medicare program for reimbursement associated with the operation of the Agencies and relating to services performed during periods prior to Closing, Buyer shall promptly tender same to Columbia. If the Owners receive any amounts from the Medicare program for reimbursement associated with the operations of the Agencies relating to services performed during periods subsequent to Closing, Seller shall promptly tender same to Buyer. Certain of the Agencies receive payment from the Medicare program on a periodic interim payment ("PIP") basis. Any PIP payment by the Owners or Buyer with respect to a period that is prior to and after the Closing Date shall be allocated between the parties in a manner consistent with that applied by the fiscal intermediaries.

     2.11 ESCROW. Pursuant to the terms of an Escrow Agreement entered into as of the date hereof by and between Columbia, Buyer and Amsouth Bank, N.A. ("Escrow Agent"), Buyer shall escrow $9,000,000 with the Escrow Agent to pay part of the Purchase Price. The escrow shall be funded prior to 12:00pm central standard time on November 3, 1998. The terms and conditions of such escrow are as set forth in the Escrow Agreement.

     3.   CLOSING

     3.1 CLOSING. Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Sections 8 and 9 hereof, the consummation of the sale and purchase of the Assets and the other transactions contemplated by and described in this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 3400 First City Tower, 1001 Fannin, Houston, Texas at 10:00 a.m. on or before the later of satisfaction of all conditions precedent to Closing or November 16, 1998 with respect to the Assets located in Louisiana and Oklahoma and on November 30, 1998 with respect to the other Assets or at such later date and/or at such other location as the parties hereto may mutually designate in writing (the "Closing Date"). The Closing shall be effective as of 12:01 a.m. on the day after the Closing Date or such other date and time as the parties may mutually designate in writing.

     3.2 ACTION OF COLUMBIA AT CLOSING. At the Closing and unless otherwise waived in writing by Buyer, Columbia and/or each respective Owner shall deliver to Buyer or its affiliates the following:

          (A) General Bills of Sale and Assignment fully executed by each Owner, transferring all tangible and intangible assets constituting the Assets owned by each such Owner to Buyer;

          (B) Assignments of Contracts and Leases, fully executed by each Owner assigning all right, title and interest held by each such Owner in and to the Contracts of such Owner to Buyer;

          (C) Copies of resolutions certified by an officer of each Owner as duly adopted by the governing body of each Owner authorizing and approving its performance of the transactions contemplated hereby, certified as true and of full force as of Closing, by the appropriate officers of each such Owner.

          (D) Certificates of the President or a Vice President of each Owner certifying that each covenant and agreement of each such Owner to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects;

          (E) Certificates of the President or a Vice President of Columbia certifying that each of the representations and warranties of Columbia set forth herein is true and correct in all material respects as of the Closing Date;

          (F) Certificates of incumbency for the respective officers of Columbia and of each Owner executing this Agreement or delivering documents at Closing dated as of Closing;

          (G) Certificate of existence of Seller and each Owner from the state in which Seller and each such Owner is incorporated, dated the most recent practical date prior to Closing;

          (H) Satisfactory evidence that any and all liens and/or encumbrances on the Assets required to be satisfied pursuant to the terms of this Agreement have been satisfied; and

          (I) An opinion of counsel from counsel to Columbia, reasonably satisfactory to Buyer, as to Columbia's and each Owner's due existence and authority.

     3.3 ACTION OF BUYER AT CLOSING. At the Closing and unless otherwise waived in writing by Columbia, Buyer, shall deliver to Columbia the following:

          (A) The Purchase Price, minus the principal amount of the note described in Section 2.1(a), in immediately available funds;

          (B)  The Loan Documents;

          (C) Copies of resolutions duly adopted by the board of directors of Buyer authorizing and approving its performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of Closing by the appropriate officer of Buyer;

          (D) Certificates of the President or a Vice President of Buyer certifying that each covenant and agreement of Buyer to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects;

          (E) Certificates of the President or a Vice President of Buyer certifying that each of the representations and warranties of Buyer set forth herein is true and correct in all material respects as of the Closing Date;

          (F) Certificates of incumbency for the respective officers of Buyer executing this Agreement or making certifications for Closing dated as of Closing;

          (G) Certificates of existence and good standing of Buyer from the state in which it is incorporated, dated the most recent practical date prior to Closing; and

          (H) An opinion of counsel to Buyer, reasonably satisfactory to Columbia, as to Buyer's due existence and authority.

     3.4 ADDITIONAL ACTS. From time to time after Closing, Columbia shall cause the Owners to execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer may reasonably determine, to more effectively convey and transfer full right, title and interest to, vest in, and place Buyer in legal and actual possession of, any and all of the Assets.

     4.  REPRESENTATIONS AND WARRANTIES OF COLUMBIA

     As of the date hereof and as of the Closing Date, except as disclosed in the Schedules, Columbia represents and warrants to Buyer the following:

     4.1 CORPORATE CAPACITY. Columbia is a corporation validly existing under the laws of the state of Delaware. Columbia has the requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and to conduct its businesses as now being conducted. The Owners are validly existing and in good standing, where applicable, under the laws of the states in which they are incorporated or organized, as applicable. The Owners have the requisite power and authority to convey the Assets to Buyer and to conduct their businesses as now being conducted.

     4.2  CORPORATE POWERS; CONSENTS; ABSENCE OF CONFLICTS WITH OTHER
AGREEMENTS, ETC.    The execution, delivery and performance of this Agreement by
Columbia and all other agreements referenced in or ancillary hereto to which it is a party and the consummation of the transactions contemplated herein by Columbia or the Owners:

          (A) are within Columbia's corporate powers, are not in contravention of law or of the terms of its Articles of Incorporation or any amendments thereto and have been duly authorized by all appropriate corporate action;

          (B) to the best of Columbia's knowledge, except for notices required by the HSR Act (as hereinafter defined) and except for regulatory notices addressed in Section 6.4 hereof do not require any approval or consent of, or filing with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

          (C) except for the failure to obtain consent to the assignment to Buyer of the Contracts, will neither conflict with nor result in any material breach or contravention of, nor permit the acceleration of the maturity of the Assumed Liabilities, or the creation of any lien, charge or encumbrance affecting any Assets individually or in the aggregate, having a material adverse effect on any Agency;

          (D) will not violate any statute, law, rule or regulation of any governmental authority to which Columbia or the Assets may be subject; and

          (E) will not violate any judgment of any court or governmental authority to which Columbia or the Assets may be subject.

     4.3 BINDING AGREEMENT. This Agreement and all agreements to which Columbia and/or any Owner will become a party hereunder are and will constitute the valid and legally binding obligation of Columbia, and are and will be enforceable against it in accordance with the respective terms hereof or thereof.

     4.4 FINANCIAL STATEMENTS. Columbia has delivered to Buyer copies of the following combined financial statements of the Agencies on an accrual-basis (SCHEDULE 4.4) (the "Financial Statements"):

          (A) Unaudited Balance Sheet dated as of July 31, 1998 (the "Balance Sheet Date"); and

          (B) Unaudited Income Statement for the seven (7) month period ended on the Balance Sheet Date.

     Except as set forth in SCHEDULE 4.4, such Financial Statements accurately present the material direct expenses of the Agencies and the assets and liabilities on the Financial Statements are accurately presented in all material respects based upon an accrual-basis accounting system for a hospital-based home health agency in accordance with generally accepted accounting policies.

          (C) Set forth on SCHEDULE 4.4(C) is a schedule of (i) the approximate number of visits provided by the Agencies, (ii) the unduplicated patient census of the Agencies in the aggregate for the seven-month period ending on the Balance Sheet Date and (iii) the number of admissions of the Agencies for the month of July 1998 ("July Admissions").

     4.5 LICENSURE. The principal office of each Agency is licensed as a home health agency by the state agency responsible for licensing home health agencies and has all material local, state and federal licenses and permits necessary to operate as a home health agency. To the knowledge of Columbia, there are not any pending or threatened proceedings to terminate, suspend or revoke any such licenses or permits.

     4.6 MEDICARE PARTICIPATION/ACCREDITATION. Except as set forth on Exhibit A, the Owners are receiving payments under Title XVIII of the Social Security Act and there is no pending or threatened termination of such status. Except as set forth on Schedule 4.6, Columbia and the Owners have no knowledge of and have not received any notice of any claims, actions, payment reviews or appeals pending or threatened before any commission, board or agency, including without limitation, any intermediary or carrier or the Administrator of the Health Care Financing Administration with respect to any Medicare claims filed by or on behalf of the Owners, or program compliance matters, which if adversely determined will have a material adverse effect on the Owners or the Assets. Except as set forth on SCHEDULE 4.6, none of the Agencies is currently subject to a focused medical review.

     4.7 SCHEDULED CONTRACTS. Attached hereto as SCHEDULE 4.7 is an accurate list of all commitments, contracts, leases and agreements directly related to the operation of the Agencies which will require expenditures subsequent to Closing in excess of $25,000.00 or may not be terminated within 120 days after the Closing Date (the "Scheduled Contracts"), to which any one of the Owners is a party or by which any one of the Owners or any of the Assets are bound. There have been delivered to Buyer true and correct copies of each of the Scheduled Contracts. All Scheduled Contracts are valid, binding and in full force and effect and, to the knowledge of Columbia, are enforceable in accordance with their terms against all other parties to such Scheduled Contracts. The Owners have performed all obligations required to be performed by it to date and, to the knowledge of Columbia, is not in default in any material respect under any Scheduled Contract to which it is a party. All such Scheduled Contracts are assignable to Buyer in accordance with their respective terms. During the thirty
(30) day period following the date of
this Agreement, Buyer shall have the right to reject any one of the Scheduled Contracts which constitutes a lease of equipment ("Rejected Equipment Lease") in the event it is determined that such equipment is not located on the Leasehold Property and is not used in the operation of the Agencies; provided, however, that Buyer must deliver written notice to Seller identifying such Rejected Equipment Lease prior to the expiration of such period. Buyer shall not assume any of the Scheduled Contracts which are between an affiliate of Seller and one of the following entities: Alpha Medical, Inc., Simione Central, Inc., Shared Medical Management, Inc. and Kimberly Home Health Care, Inc., and Health First Management Services or any of their affiliates, except that Buyer shall assume the Health First Management contract in Shreveport, Louisiana.

     4.8 LEASEHOLD PROPERTY. The Owners hold leasehold title to the Leasehold Property described in SCHEDULE 4.8 hereto. Each lease so listed is valid, existing and fully enforceable in accordance with its terms, and, to the knowledge of Columbia, there exists no default thereunder. The Owners have not received any notice of, and have no knowledge of, any defaults by the Owners under any lease. The Owners' leasehold interest in the Leasehold Property is free and clear of any and all liens, mortgages or restrictions placed by the Owners. No person other than the Owners is in actual possession of any of such leased property. SCHEDULE 4.8 shall not contain any locations of Agencies which have been closed by Seller prior to Closing and Buyer shall not be obligated to assume any obligations under any leases applicable to such closed locations.

     4.9 TITLE. At Closing, the Owners will convey to Buyer all right, title and interest of the Owners in and to the Assets or any part thereof, subject to no mortgage, lien, pledge, security interest, conditional sales agreement, right of first refusal, option, restriction, liability, encumbrance or charge, other than (a) defects in title that have not interfered with the Owners, operation of the Agencies, (b) the Contracts, and (c) payable liens securing indebtedness, if any, assumed by Buyer, (collectively, the "Permitted Encumbrances").

     4.10 QUALITY AND CONDITION OF THE ASSETS. Other than with respect to warranties of title and other representations and warranties as expressly provided in this Article 4, Columbia shall transfer the tangible Assets to Buyer, on an "AS IS" basis. The inventory of the Agencies is now and shall be as of the Closing Date in all material respects of a quantity consistent with historical inventory levels of the Agencies. Such inventory is carried on the books and records of the Owners on a first-in first-out basis at the lower of cost or value.

     4.11 INSURANCE. The Owners maintain adequate insurance to cover the operations of the Agencies and the Assets based upon the historical operations of the Owners. All of such policies are now, and will be until Closing in full force and effect with no premium arrearages.

     4.12 LITIGATION OR PROCEEDINGS. Columbia has delivered to Buyer an accurate list and summary description (SCHEDULE 4.12) of all material litigation or proceedings with respect to the Agencies and the Assets to which any one of the Owners is a party. Except to the extent set forth on SCHEDULE 4.12, there are no claims, actions, suits, proceedings or investigations pending or, to the best of Columbia's knowledge, threatened against or affecting the Owners with respect to the Agencies, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located which may have a material adverse effect on the operations or financial condition of Buyer. To the knowledge of Columbia, Columbia and the Owners are not in default concerning any order, writ, injunction, or decree of any federal, state, municipal court or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may have a material adverse effect on the operations or financial conditions of the Agencies take as a whole.

     4.13 TAX LIABILITIES. Neither Columbia nor the Owners have taken nor will they take any action, and they have not failed to take and will not fail to take any action, in respect of any federal, state or local taxes (including, without limitation, any withholdings required to be made in respect of employees) which may have a material adverse effect upon Buyer or the Assets as of or subsequent to Closing. Columbia and the Owners have duly filed, or duly received extensions for the filing, of all tax returns (including but not limited to income, payroll, sales and use taxes), required to have been filed by them and have paid the tax shown to be due on any such returns filed and no waivers or extension of the statutory period of limitation within which assessments may be made have been granted with respect to any such tax return.

     4.14 POST BALANCE SHEET DATE MATTERS. The number of admissions of the Agencies for the most recently completed calendar month prior to the Closing Date shall not be less than seventy-five percent (75%) of the number of July Admissions.

     5.  REPRESENTATIONS AND WARRANTIES OF BUYER

     As of the date hereof and as of the Closing Date, except as disclosed in the Schedules, Buyer represents and warrants to Columbia the following:

     5.1 CORPORATE CAPACITY. Buyer is a business corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and to conduct its businesses as now being conducted.

     5.2  CORPORATE POWERS; CONSENTS; ABSENCE OF CONFLICTS WITH OTHER
AGREEMENTS, ETC.    The execution, delivery and performance of this Agreement by
Buyer and all other agreements referenced in or ancillary hereto to which it is a party and the consummation of the transactions contemplated herein by Buyer

          (A) are within Buyer's corporate powers, are not in contravention of law or of the terms of its Articles of Incorporation, Bylaws or any amendments thereto and have been duly authorized by all appropriate corporate action;

          (B) to the best of Buyer' knowledge, except for notices required by the HSR Act and except for regulatory notices addressed in Section 7.1, do not require any approval or consent of, or filing with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

          (C) will neither conflict with nor result in a breach or contravention of, or the creation of any lien under any indenture, agreement lease, instrument or understanding to which Buyer is a party or by which Buyer is bound;

          (D) will not violate any statute, law, rule or regulation of any governmental authority to which Buyer may be subject and which would affect Buyer's ability to consummate the transaction described herein; and

          (E) will not violate any judgment of any court or governmental authority to which Buyer may be subject and which would affect Buyer's ability to consummate the transaction described herein.

     5.3 BINDING AGREEMENT. This Agreement and all agreements to which Buyer will become a party hereunder are and will constitute the valid and legally binding obligation of Buyer, and are and will be enforceable against it in accordance with the respective terms hereof or thereof.

     5.4 FINDERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Columbia without the intervention of any Person on behalf of Buyer in such manner as to give rise to any valid claim by any such Person against Buyer for a finder's fee, brokerage commission or similar payment.

     5.5 ADVERSE FACTS AND CIRCUMSTANCES. Buyer is experienced in owning, operating and managing home health agencies. Buyer has consulted with its legal and financial consultants to determine the impact that the Balanced Budget Act of 1997 and the regulations promulgated thereunder (63 Fed. Reg. 15718) (the "1997 Act") will have on the reimbursement by the Programs for home health services provided by the Agencies. Buyer acknowledges that except as set forth on Exhibit A, the Agencies are provider-based and understands that the status of certain Agencies was freestanding for the 1994 cost reporting year for such Agencies and as part of the transfer of the Assets to Buyer the status of the Agencies will be changed to freestanding. Neither Columbia, its affiliates or any one of their representatives has made any representations or warranties to Buyer regarding the future performance or prospects of the Agencies. Buyer acknowledges that the changes in reimbursement by the Programs that are the result of the 1997 Act may result in a material adverse change to the Agencies as compared to the operation and performance of the Agencies prior to such changes.

     5.6 ACKNOWLEDGMENT REGARDING YEAR 2000 COMPLIANCE. Buyer acknowledges that (i) all Year 2000 compliance efforts of Columbia and the Owners with respect to the Assets will terminate on the Closing Date, (ii) notwithstanding anything to the contrary contained herein, Columbia makes no representation or warranty regarding Year 2000 compliance with respect to any of the Assets and
(iii) Buyer assumes all liability with respect to Year 2000 compliance relating to the Assets. As used herein, the term "Year 2000 compliance" includes the ability to perform any of the following functions: (i) to consistently handle date information before, at and after January 1, 2000, including accepting date input, providing date output, and performing calculations on dates or portions of dates; (ii) to function accurately without interruption (or disruption of other software or systems) before, at and after January 1, 2000, without any change in operations associated with the advent of the new century; (iii) to respond to two-digit date input in a way that resolves any ambiguity as to century, and (iv) to store and provide output of date information in ways that are unambiguous as to the century.

     6.  COVENANTS OF COLUMBIA

     6.1  INFORMATION.  Between the date of this Agreement and the Closing
Date or any date of termination of this Agreement, Columbia shall afford to the officers and authorized representatives and agents of Buyer access to and the right to inspect the properties, books and records of the Owners relating to the Assets, will furnish Buyer with such additional financial and operating data and other information as to the business and properties of the Owners relating to the Assets as Buyer may from time to time reasonably request and will furnish to Buyer's officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives full access, upon reasonable prior notice and during normal business hours, to the officers, employees and agents of the Owners who have responsibility for the conduct of the Agencies. Buyer's right of access and inspection shall not include properties, books and records that are proprietary or privileged to Columbia or any one of the Owners (which do not include the Assets) and shall be made in such a manner as not to interfere with the operations of the Agencies. In this regard, Buyer agrees that such inspection shall take place and no employees or other personnel at the Agencies shall be contacted by Buyer or Buyer's representatives without first coordinating such contact or inspection with Gregg Gerken, Assistant Vice President of Columbia or his designee.

     6.2 OPERATIONS. From the date hereof until the Closing Date, Columbia will cause the Owners in respect of the Agencies use their commercially reasonable efforts to:

          (A) perform all of the Owners' obligations under the Contracts;

          (B) maintain the personal property constituting part of the Assets in substantially its present condition, normal wear and tear excepted;

          (C) endeavor to take all actions necessary and appropriate to render title to the Assets free and clear of all liens, security agreements, claims, charges and encumbrances (except for the Permitted Encumbrances and the Contracts); and

          (D) keep in full force and effect present insurance policies or other comparable insurance; and

          (E) operate the Agencies in the ordinary course of business for a home health agency that is right sizing its operations to receive reimbursement for its operating costs by the Medicare program.

     6.3 NEGATIVE COVENANTS. From the date hereof until the Closing Date, the Owners in respect of the Agencies will not, without the prior written consent of Buyer:

          (A) enter into any contract or commitment, or incur or agree to incur any liability, except in the ordinary course of business;

          (B) increase compensation payable or to become payable or make a bonus payment to or otherwise enter into one or more bonus agreements with any employee or agent, except in the ordinary course of business;

          (C) create, assume or permit to exist any new and material, pledge or other lien or encumbrance upon any of the Assets, whether now owned or hereafter acquired; or

          (D) enter into or extend for a term greater than six (6) months any office space lease.

     6.4 GOVERNMENTAL APPROVALS. Columbia shall assist and cooperate with Buyer and Buyer's representatives and counsel in obtaining all governmental consents, approvals and licenses which Buyer reasonably deems necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transactions contemplated herein.

     7.  COVENANTS OF BUYER

     7.1 GOVERNMENTAL APPROVALS. Buyer shall use Buyer's commercially reasonable efforts to promptly obtain all governmental consents, approvals and licenses which are required in order for Buyer to own and operate the Agencies.

     8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligations of Buyer hereunder are, at the option of Buyer, subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyer:

     8.1 REPRESENTATIONS/WARRANTIES. The representations and warranties of Columbia contained in this Agreement shall be true in all material respects when made and on and as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date; and each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Columbia on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

     8.2 AGENCIES LICENSE. Buyer shall have reasonable assurances from the state licensing agencies that upon Closing licenses to operate the Agencies as free-standing home heath agencies at their current locations will be transferred to, or reissued in the name of, Buyer.

     8.3 HSR ACT. Buyer shall have complied with all waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act").

     8.4 ACTION/PROCEEDING. No action or proceeding before a court or any other governmental agency or body shall have been instituted to restrain or prohibit the transactions herein contemplated.

     8.5 RECENT AGREEMENTS AND COMMITMENTS. Columbia shall have delivered to Buyer an accurate list and substantially complete description (SCHEDULE 8.5), as of the Closing Date, showing all material contracts and commitments relating to the Assets entered into by Columbia since the date hereof.

     9.  CONDITIONS PRECEDENT TO OBLIGATIONS OF COLUMBIA

     The obligations of Columbia hereunder are, at the option of Columbia, subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Columbia:

     9.1 REPRESENTATIONS/WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects when made and on and as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date; and each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

     9.2 HSR ACT. Columbia shall have complied with all waiting periods under the HSR Act.

     9.3 ACTION/PROCEEDING. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no governmental agency or body shall have taken any other action or made any request of Buyer, or Columbia as a result of which Columbia reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

     10. NONCOMPETITION. Columbia and Buyer recognize that (i) Buyer's entering into this Agreement is induced primarily because of the covenants and assurances made by Columbia hereunder; and (ii) Columbia's covenant not to compete is necessary to insure the continuation of the business of Buyer in respect of the Assets subsequent to Closing. Therefore, in consideration of the premises and as an inducement for Buyer to enter into this Agreement and consummate the transactions set forth herein, Columbia agrees that for a period of two (2) years from and after the Closing Date, Columbia and its affiliates, including the Spincos (as hereinafter defined), shall not compete with Buyer in the business of providing skilled intermittent home care services in the counties currently serviced by the Agencies; provided, however, that such covenant shall not apply to a home health agency that is acquired as part of an acquisition of a general acute care hospital, skilled nursing facility, ambulatory surgical facility, physician practice management company or assisted living facility. The term "Spinco" shall mean an entity which is a successor in interest to the Owners by means of a tax free spin-off to the stockholders of Columbia.

     11.  ADDITIONAL AGREEMENTS

     11.1  EMPLOYEES.

          (A) Buyer and Columbia shall, as of the Closing Date, undertake the following commitment in connection with the operation of the Agencies.
     SCHEDULE 11.1 sets forth a list of all employees, the Owners and their affiliates employed in the operation or management of the Agencies. As of the Closing Date, Columbia shall cause the Owners or their affiliates, as applicable, to terminate all such employees, and as of the Closing Date Buyer shall offer employment to all such employees at positions and aggregate compensation and benefit levels equivalent to the position and aggregate compensation and benefit levels to those provided to similarly situated employees of Buyer. Buyer shall retain for a period of ninety
     (90) days following the Closing Date such number of the Owners' employees at the Agencies as shall be necessary to avoid any potential liability by any Owner for a violation of the Workers Adjustment and Retraining and Notification Act (the "Warn Act") attendant to any Owner's failure to notify such employees of a "mass layoff" or "plant closing" as defined in the Warn Act. Buyer shall indemnify and hold Columbia harmless from and against any liability asserted against the Owners under the Warn Act as a result of Buyer's failure to comply with the provision of the Warn Act as of or after the Closing Date or Buyer's failure to comply with the provisions of this Section 11.1. The term "Employee" as used in this Agreement shall mean all employees of the Owners or their affiliates who accept employment with Buyer as of the Closing Date. Buyer shall honor each Employee's rights in respect of paid time off identified on SCHEDULE
     11.1 and recognize the tenure of each Employee while in the employ of the Owners or their affiliates for purposes of determining benefits available to the Employees under Buyer's employee benefit plans which shall include a waiver of preexisting condition exclusions (to the extent such Employee had qualified for such waiver while in the employ of the Owners or was no longer subject to such preexisting condition exclusion while in the employ of the Owners), and recognition of or credit for all deductibles paid by such Employee during the current period while in the employ of the Owners, and as of Closing shall include such Employees in Buyer's health benefit plans. In the event that any of the employees listed on Schedule 11.1(a), of any Agency is terminated by Buyer within twelve (12) months following the Closing Date, Buyer agrees to pay such individual severance benefits not less than the severance benefits to which such individual would have been entitled under the severance policies, practices, programs or plans of the Owners or their affiliates in effect as of the date hereof, as previously disclosed to Buyer.

          (B) Any applicable employee of the Owners and its Affiliates identified as a current or former participant (and any eligible dependent thereof) who is eligible to receive continuation coverage (within the meaning of Code Section 4980B and Part 6 of Subtitle B of Title 1 of ERISA) will remain covered through the Owner's COBRA provider. Immediately following the Closing Date and as a result of the transactions contemplated by this Agreement, the Owners shall cease to offer COBRA benefits for any applicable group health plan to former employees (and their dependents) who are employed by Buyer as of the Closing Date. The Owners will thereby be released of COBRA responsibility and liability for such employees.

     11.2 OWNER'S COST REPORTS. Columbia will cause the Owners to timely prepare all cost reports relating to the Agencies for periods ending on or prior to the Closing Date or required as a result of the consummation of the transactions set forth herein, including, without limitation, terminating cost reports for the Medicare, Medicaid and CHAMPUS programs (the "Owner's Cost Reports"). Buyer shall forward to Columbia any and all correspondence relating to the Owner's Cost Reports within three (3) business days after receipt by Buyer. Buyer shall remit any receipts of funds relating to the Owner's Cost Reports promptly after receipt by Buyer and shall forward to Columbia any demand for payments within three (3) business days after receipt by Buyer. The Owners shall retain all rights to Agency Settlements and to the Owner's Cost Reports including any amounts receivable or payable in respect of such reports or reserves relating to such reports. Such rights shall include, without limitation, the right to appeal any Medicare determinations relating to Agency Settlements and the Owner's Cost Reports. The Owners shall retain the originals of the Owner's Cost Reports, correspondence, work papers and other documents relating to the Owner's Cost Reports and the Agency Settlements.

     11.3  TRANSITION SERVICES.

          (A) For a period of ninety (90) days after Closing, Buyer shall provide to the Owners, at no charge to Columbia or the Owners, reasonable office accommodation, equipment and clerical support to enable Columbia to prepare its terminating cost report, and otherwise close out its books with respect to the Agencies so long as Columbia and the Owners do not interfere with the normal operations of the Agencies following the Closing.

          (B) Columbia shall cause the Owners to provide to Buyer office leases, for a term not to exceed ninety (90) days, in each acute-care hospital where an Agency is currently located with rent to be at commercially reasonable rates.

     11.4 TERMINATION PRIOR TO CLOSING. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time: (i) on or prior to the Closing Date by mutual consent of Buyer and Columbia; (ii) by Buyer if on the Closing Date any of the conditions specified in Section 8 of this Agreement have not been satisfied and shall not have been waived in writing by Buyer;
(iii) by Columbia if on the Closing Date any of the conditions specified in
Section 9 of this Agreement have not been satisfied and shall not have been waived in writing by Columbia; (iv) by Buyer or Columbia if the Closing shall not have taken place on or before 11:59 p.m. on December 31, 1998 (which date may be extended by mutual agreement of Buyer and Columbia), unless the party desiring to terminate as above provided is in default hereunder; and (v) by Columbia if Buyer has not deposited $10,000,000 in an escrow account to fund part of the Purchase Price prior to 12:00pm central standard time on November 3, 1998, on terms acceptable to Columbia.

     If this Agreement is validly terminated pursuant to this Section 11.4, this Agreement (other than Sections 13.6 and 13.7 will immediately become null and void, and there will be no liability or obligation on the part of the parties hereto (or any of their respective officers, directors, employees, agents or other representatives or affiliates); provided that if this Agreement is terminated due to the breach of one of the parties to this Agreement or such party's inability to satisfy any condition precedent to Closing, then such breaching party shall remain liable to the non-breaching party for such breach existing at the time of such termination and such non-breaching party may seek any remedies, including damages and fees of attorneys, against the breaching party with respect to such breach as are provided in this Agreement or as are otherwise available at law or in equity.

     11.5  PRESERVATION AND ACCESS TO RECORDS AFTER THE CLOSING.

          (A) After the Closing, Buyer shall keep and preserve all medical records and other records of Agencies existing as of the Closing and which constitute a part of the Assets delivered to Buyer at or prior to Closing. For purposes of this Section, the term "records" includes all documents, electronic data and other compilations of information in any form. Buyer acknowledges that as a result of entering into this Agreement and operating the Agencies it will gain access to patient and other information which is subject to rules and regulations concerning confidentiality. Buyer shall abide by any such rules and regulations relating to the confidential information it acquires. Buyer shall maintain the patient records delivered to Buyer at or prior to Closing at the Agencies after Closing in accordance with applicable law (including, if applicable, (42 U.S.C.
     (S)1395 x(o) and 42 C.F.R. (S)484.48)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Agencies after Closing. Upon reasonable notice, during normal business hours and upon Buyer's receipt of appropriate consents and authorizations, Buyer shall and shall afford to the representatives of Columbia, including its counsel and accountants, full and complete access to, and the right to make copies of, the records transferred to Buyer at or prior to the Closing (including, without limitation, access to patient records in respect of patients treated by the Owners at the Agencies). Columbia shall reimburse Buyer for reasonable out-of-pocket expenses incurred by Buyer in granting access to such records (but not for storage costs).

     Upon reasonable notice and during normal business hours, Buyer shall make any former employee of Columbia, the Owners or their affiliates, available to Columbia at reasonable times and places after the Closing; provided that Columbia shall reimburse Buyer for its direct out of pocket expenses when Columbia requires access to any such employees for greater than one (1) day at a time. In addition, Columbia shall be entitled to remove from the Agencies any such patient records (as long as Buyer may retain a copy thereof), but only for purposes of pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Columbia in connection with such litigation. Any patient records so removed from the Agencies shall be promptly returned to Buyer following its use by Columbia.

          (B) Buyer hereby expressly acknowledges that the operations of Columbia and its affiliates are currently under review by the U.S. Department of Justice and the U.S. Department of Health and Human Services (hereinafter "Government"). Upon reasonable notice, during normal business hours, and consistent with otherwise applicable legal requirements relating to patient rights, Buyer shall afford to representatives of the Government full and complete access to the originals of the records transferred to Buyer at the Closing, as well as the right to make copies of those records, at Columbia's expense. In addition, Buyer shall afford the Government the right to remove original records upon reasonable notice and the substitution of copies for any records to be removed. Furthermore, Buyer acknowledges that Columbia has been cooperating with the ongoing review by the Government providing documents and by permitting employees to speak with Government representatives during normal business hours. Buyer also acknowledges that Columbia has requested that Buyer provide similar cooperation after Closing with respect to activities that occurred prior to Closing.

          (C) Buyer hereby agrees that the covenants and obligations set forth in this Section 11.5 shall apply to any successor in interest or assign of Buyer (and their successors and assigns) and that Buyer shall specifically disclose such covenants and obligations to such Person(s). Buyer hereby agrees that Columbia shall be a third-party beneficiary to any arrangement with such Person(s) for the purpose of enforcing the covenants and obligations herein set forth.

     11.6  COMPLIANCE PROGRAM.    Buyer agrees that with respect to the Agencies
as of Closing, it will implement an effective program to prevent and detect violations of law as defined in the U.S. Sentencing Guidelines or applicable HHS-OIG guidelines. Buyer agrees that it will maintain such program for no less than five years following Closing.

     11.7  REMOVAL OF TRADENAMES.    Buyer shall remove the names, logos,
tradenames, trademarks and service marks constituting part of the Excluded Assets from the Agencies within thirty (30) days following the Closing Date, except for current yellow page advertisements and form documents (excluding letterhead). Until such time, Buyer shall be permitted to use such names and marks provided, however, that Buyers shall not promote the Agencies using such names or marks and shall not hold itself out as being affiliated with Columbia or its affiliates.

     11.8 ACCESS TO AGENCIES. Three weeks prior to Closing, Columbia will allow Buyer access to each of the Agencies for the purposes of: (1) installation of Buyer's hardware and software systems; (2) training of clerical staff on new hardware and software systems; and (3) direction of Agency personnel in pre-loading current patient data into new software and hardware systems. Buyer may decide to conduct these training sessions at a centralized site within one hour of each agency location. The purpose of the above activities in to insure a timely efficient and orderly transfer of patients upon Closing.

     12.  INDEMNIFICATION.

     12.1 INDEMNIFICATION BY COLUMBIA . Subject to and to the extent provided in this Article 12, Columbia shall indemnify and hold harmless Buyer and its officers, directors, employees, agents and affiliates during the Indemnity Period from and against any damages, claims, costs, liabilities, expenses or obligations (including, without limitation, reasonable attorneys' fees and associated expenses) incurred or suffered by any of them as a result of or arising from:

          (A) any breach of, misrepresentation associated with or failure to perform under any covenant, representation, warranty or agreement under this Agreement on the part of Columbia;

          (B)  the Excluded Liabilities; and

          (C) liability or obligations of the Columbia and/or the Owners in respect of periods prior to Closing arising from Columbia and/or the Owners in the Medicare or Medicaid program, including, but not limited to, claims arising from payments made by such programs.

     12.2 LIMITATIONS/COLUMBIA. (A) Columbia shall not be under any liability or claim arising under this Agreement that shall:

          (I) accrue to Buyer against Columbia under Section 12.1 hereof (A) unless and except to the extent that the liability of Columbia would in respect of any single claim under Section 12.1 hereof exceed $30,000 or (B) unless and to the extent the total liability of Columbia in respect of all claims under Section 12.1 hereof exceeds $300,000 in the aggregate, upon which event the $30,000 shall not be applicable to such Claims; and

          (II) be made to the extent that any loss shall be recovered under a policy of insurance in force on the date of loss, except that Columbia shall be liable to the extent of any deductibles or to the extent such recovery causes an increase in applicable premiums.

          (B) Columbia shall not be liable for such claims as may arise after the date hereof which arise solely as a result of a voluntary and knowing act, omission or transaction carried out after the date hereof by Buyer (or persons deriving title under Buyer).

          (C) Only Buyer or an entity controlled by Buyer, under common control with Buyer or controlling Buyer may bring an action against Columbia under this Article 12.

     12.3  RECOVERY FROM THIRD PARTIES/COLUMBIA.

          (A) In the event that Buyer is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party that is not an affiliate of Columbia in respect of any matter for which a claim could be made against Columbia, Buyer shall use, or ensure that the relevant company shall use, its commercially reasonable efforts to recover such sum from such third party and any sum actually recovered by Buyer (less any reasonable costs and expenses incurred by Buyer in recovering such sum) will reduce the amount of the claim and if Columbia pays to Buyer an amount in respect of, and Buyer subsequently receives from a third party a sum which is referable to that payment, Buyer shall forthwith repay to Columbia so much of the amount paid by it as does not exceed the sum recovered by Buyer from the third party less all reasonable costs, charges and expenses incurred by Buyer in obtaining that payment and in recovering that sum from the third party.

          (B) If, after Columbia has paid in full any claim hereunder in respect of a tax liability, the company subject to such a claim (the "Subject Company") receives a payment in respect of such tax liability, Buyer undertakes to procure that the Subject Company shall repay to Columbia a sum corresponding to the amount of such refund after deduction from such repayment of an amount equal to any reasonable costs incurred by the Subject Company in obtaining it and any tax liability incurred by the Subject Company in respect of the receipt of payment. Any such repayment due shall be increased to include interest as the Subject Company shall have received in respect of the relevant tax liability.

     12.4 INDEMNIFICATION BY BUYER. Subject to and to the extent provided in this Article 12, Buyer shall indemnify and hold harmless Columbia and its officers, directors, employees, agents and affiliates during the Indemnity Period from and against any damages, claims, costs, liabilities, expenses or obligations (including, without limitation, reasonable attorneys' fees and associated expenses) incurred or suffered by any of them as a result of or arising from:

          (A) any breach of, misrepresentation associated with or failure to perform under any covenant, representation, warranty or agreement under this Agreement on the part of Buyer;

          (B)  the Assumed Liabilities; and

          (C) the operation of the Assets and/or the Agencies from and after Closing.

     12.5 LIMITATIONS/BUYER. (A) Buyer shall not be under any liability or claim arising under this Agreement that shall:

          (I) accrue to Columbia against Buyer under Section 12.4 hereof (A) unless and except to the extent that the liability of Buyer would in respect of any single claim under Section 12.4 hereof exceed $30,000 and (B) unless and to the extent the total liability of Buyer in respect of all claims under Section 12.4 hereof exceeds $300,000 in the aggregate; and

          (II) be made to the extent that any loss shall be recovered under a policy of insurance in force on the date of loss, except that Buyer shall be liable to the extent of any deductibles or to the extent such recovery causes an increase in applicable premiums.

          (B) Only Columbia or an entity controlled by Columbia, under common control with Columbia or controlling Columbia may bring an action against Buyer under this Article 12.

     12.6  RECOVERY FROM THIRD PARTIES/BUYER.

          (A) In the event that Columbia is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party in respect of any matter for which a claim could be made against Buyer, Columbia shall use, or procure that the relevant company shall use, its commercially reasonable efforts to recover such sum from such third party and any sum actually recovered by Columbia (less any reasonable costs and expenses incurred by Columbia in recovering such sum) will reduce the amount of the claim and if Buyer pays to Columbia an amount in respect of, and Columbia subsequently receives from a third party a sum which is referable to that payment, Columbia shall forthwith repay to Buyer so much of the amount paid by it as does not exceed the sum recovered by Columbia from the third party less all reasonable costs, charges and expenses incurred by Columbia in obtaining that payment and in recovering that sum from the third party.

          (B) If, after Buyer has paid in full any claim hereunder in respect of a tax liability, the company subject to such a claim (the "Subject Company") receives a payment in respect of such tax liability, Columbia undertakes to procure that the Subject Company shall repay to Buyer a sum corresponding to the amount of such refund after deduction from such repayment of an amount equal to any reasonable costs incurred by the Subject Company in obtaining it and any tax liability incurred by the Subject Company in respect of the receipt of payment. Any such repayment due shall be increased to include interest as the Subject Company shall have received in respect of the relevant tax liability.

     12.7  NOTICE AND PROCEDURE.

          (A) Any person seeking indemnity under any provision of this Agreement which provides for indemnification from claims by third parties (the "Indemnitee") shall promptly notify the party from whom indemnity is sought (the "Indemnitor") as to (i) the nature of any claims, damages, losses or liabilities asserted against the Indemnitee for which the Indemnitee intends to seek indemnity hereunder ("Claims") and (ii) the commencement of any suit or proceeding brought to enforce any Claims. The Indemnitor shall assume the defense of any such suit or other proceeding and the Indemnitee shall cooperate fully, at the Indemnitor's sole cost and expense, and shall be entitled reasonably to consult with the Indemnitor with respect to such defense; provided however, that if the defendants in any such action include both the Indemnitor and Indemnitee and the Indemnitee reasonably shall have concluded that there may be a conflict between the positions of the Indemnitor and the Indemnitee in conducting the defense of any such action or that there may be legal defenses available to it that are different from or additional to those available to the Indemnitor, the Indemnitee shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnitee, in which case the reasonable fees and expenses of such counsel shall be at the expense of the Indemnitor.

          (B) Indemnitee, at the sole cost and expense of Indemnitor, shall assist and cooperate with Indemnitor in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnitee may be entitled from any person or entity in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, Indemnitee shall, upon request by Indemnitor or counsel selected by Indemnitor and at the sole cost and expense of Indemnitor, attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, make available its own personnel, and effect settlements; and shall do whatever else is reasonably necessary and appropriate in connection with such litigation. Indemnitee shall not make any demand upon Indemnitor or counsel for Indemnitor in connection with any litigation subject to indemnification hereunder, except a general demand for indemnification as provided hereunder. Indemnitee shall not, except at its own cost, voluntarily make any payment, assume any obligation, incur any expense, or settle or compromise any claim without the express approval of Indemnitor, in connection with any litigation subject to indemnification hereunder. Notwithstanding the foregoing, the Indemnitee shall have the right to join in the defense of any litigation or claim at such Indemnitee's own cost and expense, and, if the Indemnitee agrees in writing to be bound by and promptly to pay the full amount of any final judgment from which no further appeal may be taken and if the Indemnitor is reasonably assured of the Indemnitee's ability to satisfy such agreement, then, at the option of the Indemnitee, such Indemnitee may take over the defense of such litigation or claim.

          (C) If the Indemnitee shall fail to notify promptly the Indemnitor as to (i) the nature of any Claims or (ii) the commencement of any suit or proceeding brought to enforce any Claims, or the Indemnitee shall fail to perform its obligations as Indemnitee hereunder or to cooperate fully with Indemnitor in Indemnitor's defense of any suit or proceeding, such cooperation to include, without limitation, attendance at all depositions and the provision of all documents relevant, in the Indemnitor's sole discretion, to the defense of any claim, all of which shall be at the sole cost and expense of Indemnitor, then, except where such failure does not have a materially adverse effect on Indemnitor's defense of such claims, Indemnitor shall be released from all of its obligations under this Agreement with respect to that particular suit or proceeding and any other claims which had been raised in such suit or proceeding.

          (D) Subject to this Article 12, any Claims or losses by Buyer related to, connected with or otherwise arising from any offset to its Government Receivables arising from amounts due to the Medicare program by the Owners under the Owner's Cost Reports shall be paid by Columbia within three (3) business days of receipt of reasonable proof of such Claims by Columbia.

     12.8  LIMITATION ON LIABILITIES.  NO PARTY SHALL BE RESPONSIBLE FOR OR
HAVE ANY OBLIGATION TO INDEMNIFY, DEFEND OR HOLD HARMLESS THE OTHER PARTY OR ANY OTHER PERSON FOR SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR INDIRECT DAMAGES, COSTS, EXPENSES, CHARGES OR CLAIMS, except to the extent that losses resulting from a third party Claim include special, consequential, punitive, exemplary, incidental or indirect damages, costs, expenses, charges, or claims of the third party and then, only to the extent of such losses, subject, however, to all of the limitations set forth herein.

     12.9 LIMITATION ON CLAIMS. The parties hereto hereby agree that any and all claims or causes of action that may arise under this Agreement or as a result of the transactions contemplated hereunder shall only be brought against the other pursuant to the terms and conditions of this Article 12. No claim or cause of action, including but not limited to breach of contract, may be brought under any other term of this Agreement and each party hereto IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO BRING ANY CLAIM OR CAUSE OF ACTION AGAINST THE OTHER OR ANY OTHER PERSON THAT ARISES OR MAY ARISE UNDER THIS AGREEMENT OR AS A RESULT OF THE TRANSACTIONS CONTEMPLATED HEREUNDER, EXCEPT AS PERMITTED BY ARTICLE 12 OF THIS AGREEMENT.

     12.10  SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNITY PERIOD.
The representations and warranties made by Columbia, on the one hand, and Buyer, on the other hand, in this Agreement will terminate one (1) year after the Closing Date. The Indemnity Period shall terminate two (2) years after the Closing Date, except that the Indemnity Period for claims brought by Buyer pursuant to Section 12.1(c) shall terminate the later of (i) five (5) years after the Closing Date, or (ii) the date that the government investigation of Columbia identified on SCHEDULE 4.12 is terminated.

     13.  GENERAL

     13.1 CONSENTED ASSIGNMENT. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order or purchase order if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any material way affect the rights of the assigning party thereunder, an attempted assignment would be ineffective or would materially affect the assigning party's rights thereunder so that the assignee would not in fact receive all such rights.

     13.2 CONSENTS, APPROVALS AND DISCRETION. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

     13.3 CHOICE OF LAW; CONSENT TO JURISDICTION. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the laws of another jurisdiction. BUYER AND COLUMBIA HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER BUYER OR COLUMBIA AGAINST THE OTHER.

     13.4 BENEFIT/ASSIGNMENT. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns and no others; provided, however, that no party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

     13.5 NO BROKERAGE. Buyer and Columbia represents that no broker or finder has in any way been contracted in connection with the transactions contemplated hereby. Buyer and Columbia agree to indemnify the other party from and against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers or finders employed or alleged to have been employed by such indemnifying party.

     13.6 COST OF TRANSACTION. Whether or not the transactions contemplated hereby shall be consummated and except as otherwise provided herein, each party shall be responsible for its own fees, expenses, and disbursements incurred in connection with the subject matter hereof and any amendments hereto.

     13.7 CONFIDENTIALITY. The parties have entered into that certain letter of confidentiality dated as of April 3, 1998. The parties hereby reaffirm the terms of such letter and hereby agree that it is understood by the parties hereto that (i) the information, documents and instruments delivered to Columbia by Buyer or Buyer's agents, and (ii) the information, documents and instruments delivered to Buyer by Columbia or Columbia's agents including, without limitation, the Agreement and all documents delivered hereunder are of a confidential and proprietary nature ("Confidential Information"). Each of the parties hereto agrees that both prior and subsequent to Closing it will maintain the confidentiality of all such Confidential Information delivered to it by each of the other parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only disclose such Confidential Information, documents and instruments to its duly authorized officers, directors, representatives and agents unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby) or by other requirements of law, (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder; provided, however, that the parties hereto shall not disclose any Confidential Information not required to be disclosed as part of such permitted disclosure or (ii) unless requested by the Government. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other party to this Agreement. Each of the parties hereto recognizes that any breach of this Section would result in irreparable harm to the other parties to this Agreement and their affiliates and that therefore either Buyer or Columbia shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies. Nothing in this Section, however, shall prohibit the use of such Confidential Information for such governmental filings as in the mutual opinion of Columbia's counsel and Buyer's counsel are (i) required by law or governmental regulations or (ii) otherwise appropriate.

     13.8 WAIVER OF BREACH. The waiver by either party of breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof.

     13.9 NOTICE. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including telecopy and telex) or overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

COLUMBIA:           Columbia/HCA Healthcare Corporation
                    One Park Plaza
                    Nashville, Tennessee 37203
                    Attn:  Senior Vice President - Development
                    Fax No. 615/344-2824

                    WITH A COPY TO:

                    Columbia/HCA Healthcare Corporation
                    One Park Plaza
                    Nashville, Tennessee 37203
                    Attn:  General Counsel
                    Fax No. 615/344-2598

BUYER               Amedisys, Inc.
                    3029 South Sherwood Forest Blvd. Suite 300
                    Baton Rouge, Louisiana  70816-2276
                    ________________________
                    Attn:  __________________
                    Fax No. ________________

                    WITH A COPY TO:

                    Wallace, Bauman, Legon, Fodiman & Shannon, P.A. 1200 Brickell Avenue, Suite 1720
                    Miami, Florida  33131
                    Attn:  Bryan Bauman, Esq.
                    Fax No. 305/444-9937

or to such other address, and to the attention of such other person or officer as any party may designate.

     13.10 SEVERABILITY. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

     13.11 GENDER AND NUMBER. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

     13.12 DIVISIONS AND HEADINGS. The division of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

     13.13 NO THIRD PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties hereto to confer third-party beneficiary rights upon any other Person.

     13.14 ENTIRE AGREEMENT/AMENDMENT. This Agreement supersedes all previous contracts, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties representing the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or oral, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in multiple originals by their authorized officers, all as of the date and year first above written.

     COLUMBIA:           COLUMBIA/HCA HEALTHCARE CORPORATION


                         By:    /s/ Gregg Gerken
                                -----------------------------
                         Name:  Gregg Gerken
                         Title: Vice President


     BUYER:              AMEDISYS, INC.


                         By:    /s/ William F. Borne
                                -----------------------------
                         Name:  William F. Borne
                         Title: CEO

                                   EXHIBIT B



                                CREDIT AGREEMENT



                      DATED AS OF __________________, 1998


                                     AMONG


                                 AMEDISYS, INC.
                                  AS BORROWER,


                      COLUMBIA/HCA HEALTHCARE CORPORATION
                                   AS LENDER

          THIS CREDIT AGREEMENT dated as of ________________, 1998 is among:
AMEDISYS, INC, a corporation formed under the laws of Delaware (the "Borrower"); and COLUMBIA/HCA HEALTHCARE CORPORATION, a corporation formed under the laws of Delaware (the "Lender").

                                R E C I T A L S
                                ---------------

     A. Borrower wants to buy from certain affiliates of Lender and such affiliates want to sell to Borrower or its affiliates certain assets used exclusively in the operation of certain home health agencies owned by such affiliates.

     B. Borrower will provide or acquire from other sources a portion of the purchase price for said acquisition; however, Borrower has requested permission to pay a portion of the purchase price by the delivery of a promissory note.

     C. Lender has agreed to accept a promissory note on behalf of such affiliates, on the terms and conditions set forth in this Agreement, in partial payment of such purchase price.

     D. In consideration of the mutual covenants and agreements herein contained and of the loans and commitments hereinafter referred to, the parties hereto agree as follows:

                                   ARTICLE I

                       DEFINITIONS AND ACCOUNTING MATTERS

          Section 1.01 Terms Defined Above. As used in this Agreement, the terms "Borrower," and "Lender" shall have the meanings indicated above.

          Section 1.02 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Article I or in other provisions of this Agreement in the singular to have equivalent meanings when used in the plural and vice versa):

     "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person within the meaning of control under Section 15 of the Securities Act of 1933.

     "Agencies" shall have the meaning given it in the Asset Purchase Agreement.

     "Agreement" shall mean this Credit Agreement, as the same may from time to time be amended or supplemented.

     "Applicable Rate" shall mean the Prime Rate of Union Planters Bank of Louisiana, plus 0.75%.

     "Assets" shall have the meaning given it in the Asset Purchase Agreement.

     "Asset Purchase Agreement" shall mean that Asset Purchase Agreement dated ________________________________________ by and between Borrower and Lender.

     "Business Day" shall mean any day other than a day on which commercial banks are authorized or required to close in Louisiana.

     "Change of Control" shall mean, with respect to any Person, a change of the Person, or Persons which would constitute a Group, together with any Affiliates thereof who, at any time, Beneficially Own more than 50% of the aggregate voting power of all classes of Voting Stock of such Person. As used herein (a) "Beneficially Own" means "beneficially own" as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or any successor provision thereto; provided, however, that, for purposes of this definition, (a) a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates until such tendered securities are accepted for purchase or exchange;
(b) "Group" means a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor provision thereto; and (c) "Voting Stock" of any Person shall mean capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Closing Date" shall mean _________________, 1998.

     "Collateral" shall mean all of the Assets of the Agencies and the stock of each Subsidiary which is an acquirer of Assets of the Agencies.

     "Consolidated Subsidiaries" shall mean, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should be) consolidated with the financial statements of such Person in accordance with GAAP.

     "Debt" of any Person means material (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (c) obligations of such Person to pay the deferred purchase price of property or services, (d) obligations of such Person as lessee under leases which have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (e) obligations secured by any lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above, and (g) liabilities in respect of unfunded vested benefits under plans covered by Title IV of the Employee Retirement

Income Security Act of 1974, as amended; provided, however, that trade payables incurred in the normal course of business shall be excluded from the above.

     "Default" shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

     "Dollars" and "$" shall mean lawful money of the United States of America.

     "Event of Default" shall have the meaning assigned such term in Section
9.01.

     "Excepted Liens" shall mean: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained; (ii) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (iii) operators', vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other like Liens arising by operation of law in the ordinary course of business or statutory landlord's liens, each of which is in respect of obligations that have not been outstanding more than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) any Liens reserved in or security deposits required under leases for rent or royalties and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held or materially impair the value of such Property subject thereto; (v) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property for the purpose of roads, pipelines, transmission lines, transportation lines, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held or materially impair the value of such Property subject thereto; and (vi) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business.

     "Final Maturity Date" shall mean the earlier to occur of (i) (this date will be the first anniversary of the Closing Date), and (ii) the date that the
Note is mandatorily prepayable in full pursuant to Section 3.03(b).

     "Financial Statements" shall mean the financial statement or statements described or referred to in Section 6.02.

     "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

     "Governmental Authority" shall include the country, the state, county, city and political subdivisions in which any Person or such Person's Property is located or which exercises valid jurisdiction over any such Person or such Person's Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person's Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Borrower, and its Subsidiaries or any of its Property or the Lender.

     "Governmental Requirement" shall mean any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law) of any Governmental Authority.

     "Highest Lawful Rate" shall mean, with respect to Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Note or on other Indebtedness under the laws of the State of Delaware or, if lower, other laws applicable to Lender and the Loan.

     "Indebtedness" shall mean any and all amounts owing or to be owing by the Borrower to the Lender in connection with the Loan Documents now or hereafter arising between the Borrower the Lender and permitted by the terms of this Agreement, and all renewals, extensions and/or rearrangements of any of the foregoing.

     "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For purposes of this Agreement, with respect to any Person, such Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

     "Loan Documents" shall mean this Agreement, the Note and the Security Instruments.

     "Loan" shall mean the loan made by the Lender as provided for by Section 2.01.

     "Material Adverse Effect" shall mean, with respect to any Person, any material and adverse effect, whether individually or in the aggregate, on (i) the ability of such Person and its Subsidiaries taken as a whole to carry out their business as at the Closing Date or as proposed as of the Closing Date to be conducted or meet their obligations under the Loan Documents on a timely basis, (ii) the assets, liabilities, financial condition, business, operations, prospects or affairs of such Person and its Subsidiaries taken as a whole or from the facts represented or warranted in any Loan Document, (iii) the legality, validity, binding effect or enforceability against such Person of any Loan Document or (iv) the Lender's interest in the collateral under the Security Instruments or the value of such collateral.

     "Net Cash Proceeds" shall mean, with respect to the issuance of equity or Debt securities, the gross proceeds received from issuance of equity or Debt securities net of actual underwriting, placement and other related costs and expenses incurred in connection with the issuance of such securities and, with respect to the sale of Property, the gross proceeds received from the sale net of actual costs, taxes, and expenses incurred in connection with the sale.

     "Note" shall mean the Note provided for by Section 2.03, together with any and all renewals, extensions for any period, increases, rearrangements, substitutions or modifications thereof.

     "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

     "Post-Default Rate" shall mean, in respect of any principal of the Loan or any other amount payable by the Borrower under this Agreement or any other Loan Document, a rate per annum during the period commencing on the date of occurrence of an Event of Default and continuing until such amount is paid in full or all Events of Default are cured or waived, the Highest Lawful Rate.

     "Prime Rate" shall mean that variable rate of interest per annum established by the applicable lender from time to time as its "prime rate" or, if it does not have a prime rate, the "reference rate," "base rate" or other similar rate which such lender uses as a reference in pricing loans to its commercial customers, which rate is not necessarily the lowest or best rate charged to any customer.

     "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, not including accounts receivable resulting from patient care.

     "Purchase Price" shall mean the Purchase Price set forth in the Asset Purchase Agreement.

     "Security Instruments" shall mean the stock pledge agreements, security agreements, financing statements and other documents reasonably requested by Lender to perfect its security interest in the Collateral.

     "Subsidiary" shall mean, with respect to any Person any other Person of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

     "Working Capital Loans" shall mean the debt described in Section 8.01(c) hereof.

          Section 1.03 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Lender hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements (except for changes concurred with by Borrower's independent public accountants); provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision of Article VIII or Article IX hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof to such provision (or if the Lender notifies the Borrower that the Lender requests an amendment to any such provision hereof for such purposes), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with the requirements of this Agreement.

                                  ARTICLE II

                                  COMMITMENTS

          Section 2.01 Loan. Lender agrees, subject to the terms and conditions of this Agreement, to make a term loan to the Borrower in the amount of Fourteen Million Dollars ($14,000,000). Such Loan shall be made by way of a single borrowing made on the Closing Date.

          Section 2.02 Borrowing. The Loan shall be made by Lender to Borrower by Lender's accepting the Note from Borrower in payment of a portion of the Purchase Price equal to the amount of the Loan. Any portion of the Loan that is repaid or prepaid may not be reborrowed.

          Section 2.03 Note. The Loan made by Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated as of the Closing Date payable to the order of Lender and otherwise duly completed. The date, amount of the Loan and all payments made on account of the principal thereof, shall be recorded by Lender on its books for its Note, and, prior to any transfer may be endorsed by Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender's or the Borrower's rights or obligations in respect of such Loan or affect the validity of such transfer by any Lender of its Note.


                                  ARTICLE III

                      PAYMENTS OF PRINCIPAL AND INTEREST

           Section 3.01  Interest.

          (a) Interest Rates. The Borrower will pay to the Lender interest on the unpaid principal amount of the Loan for the period commencing on the date such Loan is made to, but excluding, the date such Loan shall be paid in full, at a per annum rate equal to the lesser of (i) the Applicable Rate, and (ii) the Highest Lawful Rate.

          (b) Post-Default Rate. Notwithstanding the foregoing, the Borrower will pay to the Lender, for the account of Lender, interest at the applicable Post-Default Rate on the unpaid principal amount of the Loan, and (to the fullest extent permitted by law) on any other amount payable by the Borrower hereunder, under any Security Instrument or under any Note held by Lender to or for account of Lender, for the period commencing on the date of an Event of Default until the same is paid in full or all Events of Default are cured or waived.

          (c) Due Dates. Accrued interest on the Loan shall be payable in a single payment on the Final Maturity Date.

          Section 3.02 Repayment of Loan. Principal shall be payable in a single payment on the Final Maturity Date, if not sooner paid.

          Section 3.03   Prepayments.

          (a) Voluntary Prepayments. The Borrower may prepay the Loan, in whole or in part, without penalty or premium, upon not less than three (3) Business Day's prior notice to the Lender which notice shall specify the prepayment date (which shall be a Business Day) and shall be irrevocable and effective only upon receipt by the Lender, provided that interest on the principal prepaid, accrued to the prepayment date, shall be paid on the prepayment date.

          (b) Mandatory Prepayment.   Upon the sale or other disposition by
     Borrower or its Subsidiaries of any Property, Borrower shall deliver, or cause such Subsidiary to deliver, to Lender 100% of the Net Cash Proceeds from such sale or other disposition to repay the outstanding principal on the Loan, plus interest accrued on the outstanding principal; provided, however, neither Borrower nor a Subsidiary shall be obligated to deliver to Borrower more than the sum of the outstanding principal plus interest accrued thereon.

     Notwithstanding the foregoing, Borrower or its Subsidiaries may sell or transfer Property with a value not to exceed $2,000,000, provided that such Property does not include the Assets or any assets associated with the ambulatory surgery centers owned by Borrower or its Subsidiaries.


                                  ARTICLE IV

                            PAYMENTS; COMPUTATIONS

          Section 4.01   Payments.   All payments of principal, interest and
other amounts to be made by the Borrower under this Agreement and the Note shall be made in Dollars, in immediately available funds, to the Lender at such account as the Lender shall specify by notice to the Borrower from time to time, on the date on which such payments shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Such payments shall be made without (to the fullest extent permitted by applicable law) defense, set-off or counterclaim. If the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

          Section 4.02 Computations. Interest shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day, but excluding the last day) occurring in the period for which such interest is payable.

                                   ARTICLE V

                             CONDITIONS PRECEDENT

           Section 5.01  Funding.

          The obligation of the Lender to make the Loans is subject to the receipt by the Lender of the following documents and satisfaction of the other conditions provided in this Section 5.01, each of which shall be satisfactory to the Lender in form and substance:

          (a) The Note, duly completed and executed.

          (b) The Security Instruments, covering the Collateral duly executed, acknowledged and sufficient for filing.

          (c) A certificate of the Secretary or an Assistant Secretary of the Borrower setting forth (i) resolutions of its board of directors with respect to the authorization of the Borrower to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower (y) who are authorized to sign the Loan Documents to which Borrower is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) the articles or certificate of incorporation and bylaws of the Borrower, certified as being true and complete. The Lender and the Lenders may conclusively rely on such certificate until the Lender receives notice in writing from the Borrower to the contrary.

          (d) Certificates of the appropriate state agencies with respect to the existence, qualification and good standing of the Borrower.

          (e) A certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 6.12.

          (f) The Lender shall have received the Financial Statements described in Section 6.02 hereof.

          (g) No Default or event which could reasonably be expected to have a Material Adverse Effect shall have occurred.

          (h) There shall be no litigation or Governmental Requirement restraining, enjoining, or prohibiting the parties from consummating the transactions described herein.


                                  ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Lender that on the date hereof and on the Closing Date:

          Section 6.01   Corporate Existence.  Each of the Borrower and its
Subsidiaries: (i) is a corporation duly organized, legally existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted except where the failure to obtain and maintain such licenses, authorizations, consents and approvals would not have a Material Adverse Effect; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

          Section 6.02 Financial Condition. The balance sheet of the Borrower attached hereto as Schedule 6.02 is complete and correct and fairly presents the financial condition of the Borrower at the date set forth therein, all in accordance with Borrower's internal accounting practices and GAAP, as applied on a consistent basis. None of the Borrower or any of its Consolidated Subsidiaries has on the Closing Date any material Debt, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as shown on Schedule 6.02-A, nor do any of such Persons have any Debt, that is senior in status to the Indebtedness. Since the date of the Financial Statements, there has been no change or event having a Material Adverse Effect. Since the date of the Financial Statements, neither the business nor the Properties of the Borrower or any of its Subsidiaries have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

          Section 6.03 Litigation. Except as disclosed in Schedule 6.03 hereto, there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, or any of its Subsidiaries which involves the possibility of any judgment or liability against such Person not fully covered by insurance (except for normal deductibles) which could result in a Material Adverse Effect.

          Section 6.04 No Breach. Neither the execution and delivery of the Loan Documents, nor compliance with the terms and provisions hereof or thereof will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the respective charter or by-laws of each of the Borrower or any of its Subsidiaries, any Governmental Requirement, or any agreement or instrument to which such Person is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person pursuant to the terms of any such agreement or instrument, other than the Liens created by the Loan Documents.

          Section 6.05 Authority. Each of the Borrower and its Subsidiaries have all necessary corporate power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party; the execution, delivery and performance by such Person of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action on its part; and the Loan Documents constitute the legal, valid and binding obligations of, and are enforceable in accordance with their terms against, such Person (to the extent a party thereto).

          Section 6.06 Approvals. To the knowledge of Borrower, no authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by each of the Borrower and its Subsidiaries of the Loan Documents to which each is a party or for the validity or enforceability thereof.

          Section 6.07 Taxes. Except as set out in Schedule 6.07, each of the Borrower and its Subsidiaries has, to the knowledge of Borrower filed all United States Federal income tax returns and except where there would be no Material Adverse Effect, all other tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by such Person, unless the deadline for such filing or payment has been extended and the extended deadline has not yet occurred.

           Section 6.08  Subsidiaries.   The Borrower has no Subsidiaries,
except as listed on Schedule 6.08.

          Section 6.09 Defaults. Except as disclosed on Schedule 6.09, none of the Borrower or its Subsidiaries is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a material default under any agreement or instrument to which such Person is a party or by which such Person is bound which default would have a Material Adverse Effect. No Default hereunder has occurred and is continuing.

          Section 6.10 Compliance with the Law. None of the Borrower or its Subsidiaries has violated any material Governmental Requirement or failed to obtain any material license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

          Section 6.11 No Material Misstatements. No written information, statement, exhibit, certificate, document or report furnished to the Lender and the Lenders (or any of them) by the Borrower in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made and with respect to such Person and its Subsidiaries taken as a whole. There is no fact peculiar to any of the Borrower or its Subsidiaries which has a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the other documents, certificates and statements furnished to the Lender by or on behalf of the Borrower of its Subsidiaries prior to, or on, the Closing Date in connection with the transactions contemplated hereby.

          Section 6.12 Insurance. Schedule 6.12 attached hereto contains an accurate and complete description of all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by each of the Borrower and its Subsidiaries. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which such Person is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks

(but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of such Person; will remain in full force and effect through the respective dates set forth in Schedule 6.12 without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule
6.12 identifies all material risks, if any, which such Person and their respective Board of Directors or officers have designated as being self insured. None of the Borrower or its Subsidiaries has been refused any insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary policy limits, by an insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

          Section 6.13 Except as listed on Schedule 6.13, no Property of Borrower or any Subsidiary of Borrower is subject to a Lien.

                                  ARTICLE VII

                             AFFIRMATIVE COVENANTS

     The Borrower covenants and agrees that until payment in full of the Loan, all interest thereon and all other amounts payable by the Borrower hereunder:

           Section 7.01 Reporting Requirements. The Borrower shall deliver, or shall cause to be delivered, to the Lender:


          (a) Quarterly Financial Statements. As soon as available and in any event within the time periods required by the Securities and Exchange Act of 1934 (the "Exchange Act"), the Borrower shall deliver its Form 10-Q and/or Form 10-K to Lender. In the event that Borrower is not required to file Form 10-Q or Form 10-K pursuant to the Exchange Act, Borrower shall deliver a report in substantial conformance with the reporting requirements of the Exchange Act within the time periods as would have been required in the event the Borrower was subject to the reporting requirements of the Exchange Act.

          (b) Other Reports to the Securities and Exchange Commission. Promptly upon filing any report with the Securities and Exchange Commission, Borrower shall provide Lender with a copy of such filing.

          (c) Notice of Default, Etc. Promptly after the Borrower knows that any Default or any Material Adverse Effect has occurred, a notice of such Default or Material Adverse Effect, describing the same in reasonable detail and the action the Borrower proposes to take with respect thereto.

          (d) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of such Person's books and a copy of any response by such Person or its Board of Directors, to such letter or report.

          (e) Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to the Borrower pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 7.01.

          (f) Other Matters. From time to time such other information regarding the business, affairs or financial condition of the Borrower or any of its Subsidiaries of any of the foregoing (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as the Lender may reasonably request.

The Borrower will furnish to the Lender, at the time it furnishes each set of financial statements pursuant to paragraph (a) above, a certificate executed on behalf of Borrower by an officer of Borrower, stating that, no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail).

          Section 7.02 Litigation. The Borrower shall promptly give to the Lender notice of: (i) all legal or arbitral proceedings, and of all proceedings before any Governmental Authority affecting the Borrower or any of its Subsidiaries, except proceedings which, if adversely determined, would not have a Material Adverse Effect, and (ii) of any litigation or proceeding against or adversely affecting the Borrower or any of its Subsidiaries in which the amount involved is not covered in full by insurance (subject to normal and customary deductibles and for which the insurer has not assumed the defense), or in which injunctive or similar relief is sought. The Borrower will, and will cause each of its Subsidiaries to, promptly notify the Lender and each of the Lenders of any claim, judgment, Lien or other encumbrance affecting any Property of such Person if the value of the claim, judgment, Lien, or other encumbrance affecting such Property exceeds or is claimed to exceed $250,000.

           Section 7.03  Maintenance, Etc.

          (a) Generally. The Borrower shall and shall cause each of its Subsidiaries to: preserve and maintain its corporate existence and all of its material rights, privileges and franchises; keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; comply with all Governmental Requirements if failure to comply with such requirements will have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; upon reasonable notice, permit representatives of the Lender during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Lender (as the case may be); and keep, or cause to be kept, insured by financially sound and reputable insurers all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance as is usually carried by such Persons, in each case, as is acceptable to the Lender.

          (b) Proof of Insurance. Contemporaneously with the delivery of the financial statements required by Section 7.01(a) to be delivered, the Borrower will furnish or cause to be furnished to the Lender a certificate of insurance coverage with respect to it, and its Subsidiaries and their Properties from the insurer in form and substance satisfactory to the Lender and, if requested, will furnish the Lender and the Lenders copies of the applicable policies.

          Section 7.04 Further Assurances. The Borrower will, and will cause each Subsidiary to, cure promptly any defects in the creation and issuance of the Note and the execution and delivery of this Agreement or a Security Instrument. The Borrower at its expense will promptly execute and deliver to the Lender upon any commercially reasonable request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary, as the case may be, in this Agreement.

          Section 7.05 Performance of Obligations. The Borrower will pay the Note according to the reading, tenor and effect thereof; and of the Borrower will and will cause each Subsidiary to do and perform every act and discharge all of the obligations to be performed and discharged by them under the this Agreement.

          Section 7.06 Licenses. The Borrower and each of its Subsidiaries shall acquire and maintain all licenses, permits, certificates and other authorizations required for the conduct of their businesses except where the failure to acquire and maintain such licenses, permits, certificates and authorizations would not have a Material Adverse Effect.

                                 ARTICLE VIII

                              NEGATIVE COVENANTS

     The Borrower covenants and agrees that, so long as any of the Commitments are in effect and until payment in full of the Loan hereunder, all interest thereon and all other amounts payable by the Borrower hereunder, without the prior written consent of the Lender:

          Section 8.01 Debt. Neither Borrower nor any of its Subsidiaries existing as of the date hereof will incur, create, assume or permit to exist any Debt, except:

          (a) the Note or other Indebtedness or any guaranty of or suretyship arrangement for the Notes or other Indebtedness;

          (b) accounts payable (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which, if greater than 90 days past the invoice or billing date, are being contested in good faith by appropriate proceedings if reserves adequate under GAAP shall have been established therefor;

          (c) Debt to finance working capital of the Agencies, provided that such debt is secured solely by the accounts receivable of the Agencies, and there is no further recourse to Borrower or any of its Subsidiaries
     (either direct or indirect by virtue of any guarantee, general partnership participation, or any commitment which constitutes Debt), that the term of such Working Capital Loans exceeds the term of the Indebtedness, and that the terms, covenants and conditions of such Working Capital Loans shall not place the Borrower or its Subsidiaries in violation of any term or covenant contained herein; and

          (d) Debt, in an aggregate amount not more than $5,000,000, to complete capital expenditures permitted by Section 8.03(f) hereof and business acquisitions permitted by Section 8.03(g) hereof.

          Section 8.02 Liens. Neither Borrower nor any of its Subsidiaries existing as of the date hereof will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

          (a) Liens securing the payment of any Indebtedness;

          (b) Excepted Liens;

          (c) Liens disclosed on Schedule 6.13;

          (d) Liens on accounts receivable of the Agencies associated with Working Capital Loans; and

          (e) Liens on assets acquired as permitted by Section 8.03(f) hereof to secure Debt permitted by Section 8.01(d) hereof.

          Section 8.03 Investment, Loan and Advance Limitations. Neither Borrower nor any of its Subsidiaries existing as of the date hereof, without the prior express written consent of Lender, will make any loans or advances to or investments in any Person, or capital expenditures except that the foregoing restriction shall not apply to:

          (a) accounts receivable arising in the ordinary course of business;

          (b) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

          (c) commercial paper maturing within one year from the date of creation thereof and having a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time by Standard & Poor's Corporation or Moody's Investors Service, Inc.;

          (d) deposits maturing within one year from the date of creation thereof with, in cluding certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000.00 (as of the date of Lender's or bank or trust company's most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by Standard & Poor's Corporation or Moody's Investors Service, Inc., respectively;

          (e) deposits in money market funds investing exclusively in investments described in Section 8.03(b), 8.03(c) or 8.03(d);

          (f) capital expenditures for routine replacement of equipment in an aggregate amount not to exceed $4,000,000; and

          (g) acquisition of other businesses or business opportunities in an aggregate amount not to exceed $1,000,000.00.

          Section 8.04 Dividends, Distributions and Redemptions. Except for the acquisition of up to 100,000 shares of stock pursuant to the sale of the durable medical equipment business owned by Borrower or its Subsidiaries in Louisiana, Borrower will not declare nor pay any dividend, purchase, redeem or otherwise acquire any of its stock now or hereafter outstanding, return any capital to its stockholders or make any distribution of its assets to its stockholders.

          Section 8.05 Sales. Neither of the Borrower nor any of its Subsidiaries will enter into any arrangement, directly or indirectly, with any Person whereby the Borrower or any of its Subsidiaries shall sell or transfer any of its Property, whether now owned or hereafter acquired, except where the Net Cash Proceeds are applied in accordance with Section 3.03(b).

          Section 8.06 Mergers, Etc. Neither Borrower nor any of its Subsidiaries will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property or assets to any other Person, except for mergers or consolidations among Borrower and its Subsidiaries.

          Section 8.07 Sale or Discount of Receivables. Neither Borrower nor any of its Subsidiaries will discount or sell (with or without recourse) any of its notes receivable or accounts receivable except in connection with Working Capital Loans.

          Section 8.08   Transactions with Affiliates.   Neither Borrower nor
any of its Subsidiaries will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms. Borrower or its Subsidiaries may enter into such a transaction provided that such transaction is only between Borrower and its Subsidiaries and such transaction does not include the Assets.

          Section 8.09 Subsidiary Dividends. Neither Borrower nor any of its Subsidiaries shall or shall permit any limitation, contractual or otherwise, to be placed on a Subsidiary's right or power to declare and pay dividends.

          Section 8.10 Subsidiaries. Neither Borrower nor any of its Subsidiaries shall or shall permit any Subsidiary to, create any additional Subsidiaries. The Borrower shall not nor shall it permit any Subsidiary to sell or to issue any stock or ownership interest of a Subsidiary.

          Section 8.11 Prepayments of Debt. Except for the Indebtedness, neither Borrower nor any of its Subsidiaries shall make prepayments of principal or cause prepayments of principal to become mandatorily due prior to the scheduled due date of any Debt, nor shall Borrower or any of its Subsidiaries make payments of interest in advance of the required interest payment dates of such Debt. Notwithstanding the foregoing, Borrower and its subsidiaries may repay Working Capital Loans pursuant to changes in the accounts receivable securing such loans.

                                  ARTICLE  IX

                          EVENTS OF DEFAULT; REMEDIES

           Section 9.01 Events of Default. One or more of the following events shall constitute an "Event of Default":

          (a) the Borrower shall default in the payment or prepayment when due of any principal of or interest on the Loan or any fees or other amount payable by it hereunder; or

          (b) the Borrower or any of its Subsidiaries shall default in the payment when due of any principal of or interest on any other Debt or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt to cause, such Debt to become due prior to its stated maturity; or

          (c) the Borrower shall default in the performance of any of its obligations under this Agreement (other than the payment of amounts due which shall be governed by Section 9.01(a)) and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of notice thereof to the Borrower by the Lender; or

          (d) the Borrower shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

          (e) the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or
     (vi) take any corporate action for the purpose of effecting any of the foregoing; or

          (f) a proceeding or case shall be commenced, without the application or consent of the Borrower, in any court of competent jurisdiction, seeking
     (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower of all or any substantial part of its assets, or (iii) similar relief in respect of the Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or (iv) an order for relief against the Borrower shall be entered in an involuntary case under the Federal Bankruptcy Code; or

          (g) a judgment or judgments for the payment of money in excess of $500,000 in the aggregate shall be rendered by a court against the Borrower or any Subsidiary in which the amount involved is not covered in full by insurance or by a bond (subject to normal and customary deductibles) and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and the Borrower or such Subsidiary shall not, within said period of sixty 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

          (h) an event having a Material Adverse Effect shall occur; or

          (i) a Change of Control of the Borrower shall occur.

          Section 9.02  Remedies.

          (a) In the case of an Event of Default other than one referred to in clauses (d), (e) or (f) of Section 9.01 the Lender may, by notice to the Borrower, declare the principal amount then outstanding of, and the accrued interest on, the Loan and all other amounts payable by the Borrower hereunder and under the Note to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

          (b) In the case of the occurrence of an Event of Default referred to in clauses (d), (e) or (f) of Section 9.01 the principal amount then outstanding of, and the accrued interest on, the Loan and all other amounts payable by the Borrower hereunder and under the Note shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

          (c) All proceeds received after maturity of the Note, whether by acceleration or otherwise shall be applied first to reimbursement of expenses and indemnities provided for in this Agreement; second to accrued interest on the Note; third to fees; fourth pro rata to principal outstanding on the Note and other Indebtedness; and any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

                                   ARTICLE X

                                 MISCELLANEOUS

          Section 10.01 Waiver. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

          Section 10.02 Notices. All notices and other communications provided for herein and in the other Loan Documents (including, without limitation, any modifications of, or waivers or consents under, this Agreement or the other Loan Documents) shall be given or made by telex, telecopy, courier or U.S. Mail or in writing and telexed, telecopied, mailed or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof or in the Loan Documents; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement or in the other Loan Documents, all such communications shall be deemed to have been duly given when transmitted, if transmitted before 1:00 p.m. local time on a Business Day (otherwise on the next succeeding Business Day) by telex or telecopier and evidence or confirmation of receipt is obtained, or personally delivered or, in the case of a mailed notice, three (3) Business Days after the date deposited in the mails, postage prepaid, in each case given or addressed as aforesaid.

           Section 10.03 Payment of Expenses, Costs of Collection

          (a) Lender and Borrower each shall pay any fees, expenses and disbursements of said party in connection with this transaction.

          (b) The Borrower agrees to pay or reimburse Lender for the actual out-of-pocket expenses, including reasonable counsel fees, incurred by the Lender in enforcement of this Agreement, the Note or the Security Instruments, in the event the Lender is the prevailing party.

          Section 10.04 Amendments, Etc. Any provision of this Agreement or any Security Instrument may be amended, modified or waived with the Borrower's and the Lender's prior written consent.

          Section 10.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          Section 10.06 Invalidity. In the event that any one or more of the provisions contained in any of the Loan Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Note or, this Agreement.

          Section 10.07 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

          Section 10.08 References. The words "herein," "hereof," "hereunder" and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular article, section or subsection. Any reference herein to a Section shall be deemed to refer to the applicable Section of this Agreement unless otherwise stated herein. Any reference herein to an exhibit or schedule shall be deemed to refer to the applicable exhibit or schedule attached hereto unless otherwise stated herein.

          Section 10.09 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

          Section 10.10 NO ORAL AGREEMENTS. THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES AND SUPERSEDE ALL OTHER AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

           Section 10.11

     (A) GOVERNING LAW.   THIS AGREEMENT AND THE NOTES (INCLUDING, BUT NOT
LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF AND THEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, OTHER THAN THE CONFLICT OF LAWS RULES THEREOF.

          The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


BORROWER:                               AMEDISYS, INC.


                                        By: ___________________________________
                                        Name: _________________________________
                                        Title: ________________________________

                                        Address for Notices:

                                        _______________________________________
                                        _______________________________________
                                        _______________________________________

                                        Telecopier No.: _______________________
                                        Telephone No.: ________________________
                                        Attention: ____________________________

LENDER:                                 COLUMBIA/HCA HEALTHCARE
                                        CORPORATION


                                        By: ___________________________________
                                        Name: _________________________________
                                        Title: ________________________________


                                        Address for Notices:

                                        _______________________________________
                                        _______________________________________
                                        _______________________________________

                                        Telecopier No.: _______________________
                                        Telephone No.: ________________________
                                        Attention: ____________________________

                                   EXHIBIT A

                                 FORM OF NOTE


$____________________                                 ___________________, 199__


     FOR VALUE RECEIVED, AMEDISYS, INC., a Delaware corporation (the "Borrower") hereby promises to pay to the order of COLUMBIA/HCA HEALTHCARE CORPORATION (the "Lender"), the principal sum of _____________ Dollars ($____________) in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement dated _____________________________________, 1998, between the Borrower and Lender (as amended or supplemented from time to time the "Credit Agreement"), and to pay interest, at such office, in like money and funds, at the rates per annum and on the dates provided in the Credit Agreement.

     Each payment made on account of the principal and interest hereof shall be recorded by the Lender on its books.

     This Note is the Note referred to in the Credit Agreement and evidences the Loan made by the Lender thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

     This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of the Loan upon the terms and conditions specified therein and other provisions relevant to the Note.

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.


                                                AMEDISYS, INC.


                                        By: ___________________________________
                                        Name: _________________________________
                                        Title: ________________________________